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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      KOLLMORGEN CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

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
                                                             RESERVOIR PLACE

            [LOGO]
                                                             1601 TRAPELO ROAD

                                                             WALTHAM, MA 02154
                                                             (781) 890-5655

                                                               DECEMBER 29, 1997

Dear Kollmorgen Shareholder:

    You are cordially invited to attend a special meeting of shareholders of Kollmorgen Corporation ("Kollmorgen") to be held on January 28, 1998 at 10:00 a.m. at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts (the "Special Meeting"). At the Special Meeting, you will be asked to vote on a proposal to approve the issuance of shares of common stock of Kollmorgen (the "Kollmorgen Common Stock") to be issued in connection with a proposed business combination (the "Proposed Combination") between Kollmorgen and Pacific Scientific Company, a California corporation ("Pacific Scientific").

    Kollmorgen has commenced a tender offer for a majority of the outstanding shares of common stock of Pacific Scientific (the "Pacific Scientific Common Stock"). If the tender offer is successful, the Proposed Combination would be effected through a merger of Pacific Scientific with a wholly owned subsidiary of Kollmorgen (the "Proposed Merger"). In the Proposed Merger, each outstanding share of Pacific Scientific Common Stock (other than shares owned by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares owned by Kollmorgen or any direct or indirect wholly owned subsidiary of Kollmorgen) will be converted into the right to receive shares of Kollmorgen Common Stock. Upon consummation of the Proposed Combination, the anticipated beneficial ownership of current Kollmorgen shareholders in the combined company will be 54% to 59%, while Pacific Scientific shareholders are expected to beneficially own 41% to 46% of the combined company, as described in the accompanying proxy statement.

    We believe that the Proposed Combination offers compelling strategic and financial benefits to Kollmorgen and Pacific Scientific shareholders. Kollmorgen is confident that among the many advantages contributing to the combined company's ability to achieve these benefits would be: the strategic and operational fit between Kollmorgen and Pacific Scientific, the ability for the combined company to become a full-service provider, the anticipated significant financial opportunities available to the combined company due to synergies and enhanced scale. The benefits of the Proposed Combination are subject to a variety of risks and uncertainties which are described in the accompanying proxy statement under "Risk Factors".

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED COMBINATION IS FAIR TO KOLLMORGEN AND FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION.

    Because of the significance of the Proposed Combination, your participation in the Special Meeting, in person or by proxy, is especially important. We hope you will be able to attend the Special Meeting. However, even if you anticipate attending in person, we urge you to complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares of Kollmorgen Common Stock will be represented at the Special Meeting. If you do attend, you will, of course, be able to vote your shares in person.

    Thank you, and we look forward to sharing our vision with you at the Special Meeting.

                                          /s/ Gideon Argov

                                          Gideon Argov
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

              This Proxy Statement is dated December 29, 1997 and is first being mailed to shareholders on December 29, 1997.

                             KOLLMORGEN CORPORATION
                               1601 TRAPELO ROAD
                          WALTHAM, MASSACHUSETTS 02154

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                               December 29, 1997

To the Shareholders of Kollmorgen Corporation:

    A special meeting of shareholders of Kollmorgen Corporation, a New York corporation ("Kollmorgen"), will be held on January 28, 1998, at 10:00 a.m. at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts (the "Special Meeting"), for the following purpose:

        To consider and vote upon a proposal to approve the issuance of shares of common stock of Kollmorgen ("Kollmorgen Common Stock") to be issued in connection with the proposed business combination between Pacific Scientific Company, a California corporation ("Pacific Scientific"), and Kollmorgen (the "Proposed Combination").

    Holders of record of Kollmorgen Common Stock at the close of business on December 26, 1997 (the "Record Date") will be entitled to vote at the Special Meeting, including any adjournments or postponements thereof. On the Record Date, there were 10,016,871 shares of Kollmorgen Common Stock outstanding (excluding treasury shares), each of which is entitled to one vote with respect to the matter to be voted on at the Special Meeting.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED COMBINATION IS FAIR TO KOLLMORGEN AND FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD HAS UNANIMOUSLY APPROVED THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF THE KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION.

    The affirmative vote of a majority of the shares of Kollmorgen Common Stock present and voting at the Special Meeting and entitled to vote on the Record Date, voting as a single class, is required to approve the issuance of shares of Kollmorgen Common Stock to be issued in the Proposed Combination. Detailed information concerning the Proposed Combination is contained in the attached proxy statement which you are urged to read carefully.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A SHAREHOLDER WHO EXECUTES A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF KOLLMORGEN, BY SUBSEQUENT DELIVERY OF ANOTHER VALIDLY EXECUTED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

    THE BOARD OF KOLLMORGEN UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE ISSUANCE OF SHARES OF KOLLMORGEN COMMON STOCK TO BE ISSUED IN THE PROPOSED COMBINATION.

                                          By Order of the Board,

                                          /s/ James A. Eder

                                          James A. Eder
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

                            YOUR VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
THE SPECIAL MEETING........................................................................................           1
    Date, Time and Place...................................................................................           1
    Matter to Be Considered at the Special Meeting.........................................................           2
    Record Date; Stock Entitled to Vote; Quorum............................................................           2
    Votes Required; Voting of Proxies......................................................................           2
    Revocability of Proxies................................................................................           3
    Solicitation of Proxies................................................................................           3
    Share Ownership of Management and Certain Shareholders.................................................           3

THE PROPOSED COMBINATION...................................................................................           4
    Terms of the Offer and the Proposed Merger.............................................................           4
    Background of the Offer and the Proposed Merger........................................................           6
    Issuance of Kollmorgen Common Stock....................................................................          10
    Reasons for the Proposed Combination; Board Recommendation.............................................          11
    Risk Factors...........................................................................................          13
    Opinion of Financial Advisor...........................................................................          14
    Material Federal Income Tax Consequences...............................................................          19
    Accounting Treatment...................................................................................          19
    Form of the Proposed Merger............................................................................          20
    Regulatory Matters.....................................................................................          20
    Appraisal Rights.......................................................................................          22
    Certain Litigation.....................................................................................          22

THE COMPANIES..............................................................................................          22
    Kollmorgen.............................................................................................          22
    Purchaser..............................................................................................          22
    Pacific Scientific.....................................................................................          22

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................................................          23

SELECTED FINANCIAL DATA....................................................................................          24

UNAUDITED PRO FORMA FINANCIAL DATA.........................................................................          29

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................................................................          38

BENEFICIAL OWNERSHIP OF KOLLMORGEN COMMON STOCK............................................................          38
    Five Percent Shareholders..............................................................................          38
    Security Ownership of Management.......................................................................          39

EXPERTS....................................................................................................          40

FUTURE SHAREHOLDER PROPOSALS...............................................................................          40

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          40

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    A special meeting of shareholders of Kollmorgen Corporation, a New York corporation ("Kollmorgen"), will be held on January 28, 1998 at 10:00 a.m. at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts (the "Special Meeting").

MATTER TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, holders of shares of common stock, par value $2.50 per share, of Kollmorgen ("Kollmorgen Common Stock"), are being asked to approve the issuance of shares of Kollmorgen Common Stock (the "Share Issuance Proposal") to be issued in connection with a proposed business combination (the "Proposed Combination") between Kollmorgen and Pacific Scientific Company, a California corporation ("Pacific Scientific"). Pursuant to the applicable rules of the New York Stock Exchange, Inc. (the "NYSE"), on which Kollmorgen Common Stock is listed, shareholder approval is required for certain issuances of securities. The Board of Directors of Kollmorgen (the "Board") is seeking your approval of the Share Issuance Proposal.

    THE BOARD HAS DETERMINED THAT THE PROPOSED COMBINATION IS FAIR TO KOLLMORGEN AND FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF KOLLMORGEN, HAS UNANIMOUSLY APPROVED THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT KOLLMORGEN SHAREHOLDERS VOTE "FOR" THE SHARE ISSUANCE PROPOSAL.

    In furtherance of the Proposed Combination, on December 15, 1997, Torque Corporation, a wholly owned subsidiary of Kollmorgen ("Purchaser"), commenced a tender offer (the "Offer") for 6,347,241 shares of common stock, par value $1.00 per share, of Pacific Scientific ("Pacific Scientific Common Stock"), including the associated preferred stock purchase rights (the "Rights" and, together with the Pacific Scientific Common Stock, the "Pacific Scientific Common Shares"), or such greater or lesser number of Pacific Scientific Common Shares that, together with the Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, would constitute a majority of the outstanding Pacific Scientific Common Shares on a fully diluted basis, at a price of $20.50 per Pacific Scientific Common Share, net to the seller in cash. Consummation of the Offer would be followed by a merger or similar business combination between Pacific Scientific and Kollmorgen, Purchaser or another direct or indirect subsidiary of Kollmorgen (the "Proposed Merger"), in which each share of Pacific Scientific Common Stock then outstanding (other than shares held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Parent) would be converted into the right to receive $20.50 of Kollmorgen Common Stock.

    The exact number of shares of Kollmorgen Common Stock into which each Pacific Scientific Common Share will be converted will be determined by an exchange ratio (the "Exchange Ratio") calculated by dividing $20.50 by the average, over the 20 consecutive trading days ending five days prior to the meeting of Pacific Scientific shareholders called for the purpose of voting on the Proposed Merger, of the daily average of the high and low per share sales prices of Kollmorgen Common Stock (weighted by sales volume) (the "Average Kollmorgen Share Price"). In the event that the Average Kollmorgen Share Price during such period is less than $15.19 or greater than $18.56, the Exchange Ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share.

    According to Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, there are approximately 12,694,880 shares of Pacific Scientific Common Stock outstanding, assuming the exercise of the weighted average number of dilutive options outstanding during that quarter, of which just less than half (or approximately 6,347,439 shares) will be converted into shares of Kollmorgen Common Stock in the Proposed Merger. Hence, the total number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger will be determined by multiplying the Exchange Ratio by the 6,347,439 shares of Pacific Scientific Common Stock to be converted. Based on the foregoing, the anticipated beneficial ownership of current Kollmorgen shareholders in the combined company will be 54% to 59%, while Pacific Scientific shareholders are expected to beneficially own 41% to 46% of the combined company, depending on the Exchange Ratio. Based on an assumed market value for Kollmorgen Common Stock of $17.88 per share (the closing price of Kollmorgen Common Stock on December 26, 1997), Pacific Scientific shareholders would hold an equity stake of approximately 42% in the combined company. In any event, the Share Issuance Proposal approves the issuance of a sufficient number of shares of Kollmorgen Common Stock to complete the Proposed Merger.

    Also on December 15, 1997, Kollmorgen commenced the solicitation of consents from Pacific Scientific's shareholders (the "Consent Solicitation") to call a special meeting of Pacific Scientific's shareholders to (i) remove from office the entire Board of Directors of Pacific Scientific (the "Pacific Scientific Board"), (ii) fill the newly created vacancies on the Pacific Scientific Board by electing six persons nominated by Kollmorgen (the "Kollmorgen Nominees") to the Pacific Scientific Board, who are expected to take such actions, subject to their fiduciary duties under applicable law, as may be necessary to consummate the Offer and the Proposed Merger and (iii) repeal any and all provisions of the Pacific Scientific bylaws that have not been duly filed by Pacific Scientific with the Securities and Exchange Commission (the "Commission") prior to August 11, 1997, including any and all amendments to the Pacific Scientific bylaws adopted on or after December 15, 1997 (the "Bylaw Repeal Proposal"), and filed definitive consent solicitation materials and a related registration statement with the Commission.

    In addition, on December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring the failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth of Pacific Scientific's Articles of Incorporation ("Article Fifth") would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth and (iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Consent Solicitation or the Proposed Merger.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

    Only holders of record of Kollmorgen Common Stock at the close of business on December 26, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, 10,016,871 shares of Kollmorgen Common Stock were issued and outstanding and held by approximately 1,900 holders of record. A majority of the shares of Kollmorgen Common Stock issued and outstanding and entitled to vote on the Record Date must be represented in person or by proxy at the Special Meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present at the Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Kollmorgen Common Stock on the Record Date are each entitled to one vote per share on the matter to be considered at the Special Meeting.

VOTES REQUIRED; VOTING OF PROXIES

    The affirmative vote of a majority of the shares of Kollmorgen Common Stock present and voting at the Special Meeting and entitled to vote on the Record Date, voting as a single class, is required to approve the Share Issuance Proposal.

    For voting purposes at the Special Meeting, only shares affirmatively voted in favor of the Share Issuance Proposal (including properly executed proxies not containing voting instructions -- see below) will be counted as favorable votes for the Share Issuance Proposal. The abstention from voting will have the same effect as a vote against approval of the Share Issuance Proposal. The failure to submit a proxy (or to vote in person) will not count as a vote against approving the Share Issuance Proposal. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares in the absence of specific instructions from such customers ("Broker Non-votes"). However, Broker Non-votes will not count as votes against approving the Share Issuance Proposal.

    Shares represented by all properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval of the Share Issuance Proposal.

    Abstentions may be specified on all proposals. Shares of Kollmorgen Common Stock represented at the Special Meeting but not voting, including shares of Kollmorgen Common Stock for which proxies have been received but with respect to which holders of shares have abstained on any matter, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    The persons named as proxies by a Kollmorgen shareholder may propose and vote for one or more adjournments of the Special Meeting, including, without limitation, adjournments to permit further solicitations of proxies in favor of any proposal; PROVIDED, HOWEVER, that no proxy that is voted against the Share Issuance Proposal will be voted in favor of any such adjournment or postponement.

REVOCABILITY OF PROXIES

    The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise (i) by filing a duly executed revocation of proxy with the Secretary of Kollmorgen, (ii) by submitting a duly executed form of proxy bearing a later date or (iii) by appearing at the Special Meeting and voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

    Kollmorgen will bear the cost of the solicitation of proxies from its shareholders and the cost of printing this proxy statement (this "Proxy Statement"). In addition to solicitation by mail, the directors, officers and employees of Kollmorgen and its subsidiaries may solicit proxies from Kollmorgen shareholders by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation materials to the beneficial owners of stock held of record by such persons, and Kollmorgen will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

    Kollmorgen has retained Georgeson & Company Inc. ("Georgeson") for solicitation and advisory services in connection with each of the Consent Solicitation, the Offer and the solicitation of proxies in connection with the Special Meeting, for which Georgeson will receive an aggregate fee of $100,000, together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

    As of December 9, 1997, directors and officers of Kollmorgen and their affiliates were owners of an aggregate of approximately 169,907 shares of Kollmorgen Common Stock (representing approximately 1.7% of the total then outstanding). Each director and executive officer of Kollmorgen has indicated his or her present intention to vote, or cause to be voted, the Kollmorgen Common Stock owned by him for approval of the Share Issuance Proposal. As of December 9, 1997, directors and officers of Kollmorgen and their affiliates beneficially owned an aggregate of approximately 801,007 shares of Kollmorgen Common Stock (representing approximately 7.5% of the total then outstanding). See "Beneficial Ownership of Kollmorgen Common Stock". Based upon publicly filed information with the Commission, there is no indication that directors and officers of Pacific Scientific and their affiliates were beneficial owners of more than five percent of the Kollmorgen Common Stock.

    The Board is not aware of any matter other than those set forth in this Proxy Statement which will be brought before the Special Meeting.

                            THE PROPOSED COMBINATION

TERMS OF THE OFFER AND THE PROPOSED MERGER

    Kollmorgen has proposed to enter into the Proposed Combination with Pacific Scientific, which Kollmorgen believes would offer exceptional benefits to the shareholders of both Kollmorgen and Pacific Scientific. Because Pacific Scientific declined to enter into negotiations concerning a business combination with Kollmorgen, on December 15, 1997, Kollmorgen commenced the Offer and the Consent Solicitation. The Offer is being made for 6,347,241 Pacific Scientific Common Shares, or such greater or lesser number of Pacific Scientific Common Shares that, when added to the number of Pacific Scientific Common Shares owned by Kollmorgen and Purchaser, will constitute a majority of the Pacific Scientific Common Shares outstanding on a fully diluted basis, at a price of $20.50 per Pacific Scientific Common Share, net to the seller in cash. The purchase price of $20.50 per Pacific Scientific Common Share represents approximately a 33% premium over Pacific Scientific's closing share price of $15.44 on the New York Stock Exchange on Friday, December 12, 1997 (the last full trading day prior to Kollmorgen's announcement of the Proposed Combination). The Offer is subject to the terms and conditions set forth in Purchaser's offer to purchase dated December 15, 1997 (the "Offer to Purchase") and in the related letter of transmittal (the "Letter of Transmittal"). The aggregate amount of funds required to complete the Offer is expected to be approximately $230 million, consisting of amounts required to purchase Pacific Scientific Common Shares in the Offer, to refinance certain existing indebtedness of Kollmorgen and Pacific Scientific and to pay related fees and expenses. Because these amounts are calculated based on publicly available information, the actual amount of funds required to complete the Offer could differ.

    Kollmorgen is seeking to negotiate with Pacific Scientific a definitive merger agreement providing for the Proposed Combination pursuant to which Pacific Scientific would, as soon as practicable following consummation of the Offer, consummate the Proposed Merger. At the effective time of the Proposed Merger (the "Effective Time"), each share of Pacific Scientific Common Stock then outstanding (other than shares of Pacific Scientific Common Stock held by Pacific Scientific or any wholly owned subsidiary of Pacific Scientific and shares of Pacific Scientific Common Stock owned by Kollmorgen, Purchaser or any other direct or indirect wholly owned subsidiary of Kollmorgen) will be converted into the right to receive $20.50 of Kollmorgen Common Stock. The exact number of shares of Kollmorgen Common Stock into which each share of Pacific Scientific Common Share will be converted will be determined by the Exchange Ratio. In the event that the Average Kollmorgen Share Price is less than $15.19 or greater than $18.56, the Exchange Ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share.

    Based upon publicly available information, upon the consummation of the Proposed Combination, the anticipated beneficial ownership of current Kollmorgen shareholders in the combined company will be 54% to 59%, while Pacific Scientific shareholders are expected to beneficially own 41% to 46% of the combined company, depending on the Exchange Ratio. Based on an assumed market value for Kollmorgen Common Stock of $17.88 per share (the closing price of Kollmorgen Common Stock on December 26, 1997), Pacific Scientific shareholders would hold an equity stake of approximately 42% in the combined company.

    The following table illustrates the calculation of the number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger at various assumed values for the Average Kollmorgen Share Price.

    FOR ILLUSTRATIVE PURPOSES ONLY:

                                                                  AGGREGATE VALUE OF
 HYPOTHETICAL AVERAGE                       AGGREGATE NUMBER       KOLLMORGEN STOCK
KOLLMORGEN SHARE PRICE    EXCHANGE RATIO     OF SHARES(1)(2)           ISSUED(3)
-----------------------  -----------------  -----------------  -------------------------
       $   20.25                 1.104x          7,007,573        $    141,903,353.25
           19.41                 1.104           7,007,573             136,016,991.93
           18.56                 1.104           7,007,573             130,060,554.88
           17.72                 1.157           7,343,987             130,135,449.64
           16.88(4)              1.215           7,712,138             130,180,889.44
           16.03                 1.279           8,118,374             130,137,535.22
           15.19                 1.350           8,569,043             130,163,763.17
           14.34                 1.350           8,569,043             122,880,076.62
           13.50                 1.350           8,569,043             115,682,080.50

------------------------

(1) The table assumes that approximately 12,694,880 Pacific Scientific Common Shares were outstanding on a fully diluted basis as of September 26, 1997, as reported in Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997. Hence, the number of Pacific Scientific Common Shares to be converted in the Proposed Merger is assumed for purposes of the table to be just less than half or 6,347,439. Because the foregoing is based on publicly available information, the actual number of Pacific Scientific Common Shares outstanding, and accordingly the actual number of shares of Kollmorgen Common Stock to be issued, may differ.

(2) Calculated by multiplying the assumed number of Pacific Scientific Common Shares to be converted in the Proposed Merger (6,347,439) by the Exchange Ratio.

(3) Calculated by multiplying the Hypothetical Average Kollmorgen Share Price by the Aggregate Number of Shares to be issued.

(4) Represents the closing price of shares of Kollmorgen Common Stock on the NYSE on December 12, 1997, the last full trading day prior to Kollmorgen's announcement of the Offer and the Proposed Merger.

    It is Kollmorgen's current intention to integrate each company's motion control business and to conduct the business of each of Kollmorgen and Pacific Scientific on a combined basis following consummation of the Proposed Combination. In connection with the Proposed Combination, Kollmorgen has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that Kollmorgen acquires control of Pacific Scientific. In addition, if and to the extent that Kollmorgen acquires control of Pacific Scientific or otherwise obtains access to the books and records of Pacific Scientific, Kollmorgen and Purchaser intend to conduct a detailed review of Pacific Scientific and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist, with a view to optimizing Pacific Scientific's potential in conjunction with Kollmorgen's business. Such strategies could include, among other things, changes in Pacific Scientific's business, corporate structure, marketing strategies, capitalization, management or dividend policy and changes to the Pacific Scientific Articles of Incorporation or Bylaws.

BACKGROUND OF THE OFFER AND THE PROPOSED MERGER

    In the ordinary course of business, Kollmorgen analyzes a broad range of strategic alternatives, including possible business combinations with other companies in the motion control business. Kollmorgen was familiar with Pacific Scientific because of Kollmorgen's knowledge of the industry and has for approximately the past two years contemplated a possible transaction with Pacific Scientific or with other industry participants. On August 21, 1996, Mr. Robert J. Cobuzzi, Kollmorgen's Senior Vice President and Chief Financial Officer, telephoned Mr. Richard V. Plat, who was at the time Pacific Scientific's Executive Vice President, Chief Financial Officer and Secretary, to engage in discussions regarding a possible transaction involving Kollmorgen and Pacific Scientific. Mr. Plat reacted negatively, suggesting that Pacific Scientific's common stock was undervalued by the market. Thereafter, as a matter of course, Kollmorgen continued to evaluate a wide array of strategic options. In the second quarter of 1997, Kollmorgen intensified its review of a possible business combination with Pacific Scientific.

    After several months of detailed review of the implications of a possible Kollmorgen-Pacific Scientific combination, on or about July 18, 1997, Mr. Gideon Argov, Kollmorgen's Chairman, President and Chief Executive Officer, telephoned Mr. Lester Hill, Pacific Scientific's Chairman, President and Chief Executive Officer, to suggest that they meet to discuss ways in which the companies might cooperate and the possibility of combining Kollmorgen and Pacific Scientific. Mr. Hill agreed and a meeting was arranged for the first week in August 1997.

    On August 1, 1997, Mr. Argov met with Mr. Hill in Newport Beach, California. Mr. Argov discussed the two companies and the motion control industry with Mr. Hill and proposed a merger of Kollmorgen and Pacific Scientific. The merger proposed by Mr. Argov would have been structured as a merger of equals transaction, and Mr. Argov indicated that the key executives of Kollmorgen and Pacific Scientific would become the senior executives of the combined company. Mr. Hill indicated that he needed more time to consider Mr. Argov's proposal. Mr. Argov and Mr. Hill agreed to speak again within the next few weeks.

    On or about August 13, 1997, Mr. Argov telephoned Mr. Hill to ask whether Mr. Hill had considered Mr. Argov's proposal. Mr. Hill responded that he had but that he needed more time to do so since Pacific Scientific was in the midst of a strategic planning process that was expected to last into September. Mr. Argov agreed to call Mr. Hill in early September.

    On or about September 15, 1997, Mr. Argov again telephoned Mr. Hill to ask whether Mr. Hill was ready to discuss a possible business combination. Mr. Hill again responded that he was not ready to discuss a possible business combination because of Pacific Scientific's ongoing strategic planning process. Mr. Argov and Mr. Hill agreed to speak again on October 15 or 16.

    On or about October 15, 1997, Mr. Argov attempted to telephone Mr. Hill, but Mr. Hill did not return Mr. Argov's calls.

    On October 21, 1997, Mr. Argov telephoned Mr. Hill and again proposed that Kollmorgen and Pacific Scientific commence discussions regarding a possible merger. Mr. Hill responded that he had thought about Mr. Argov's suggestion and discussed it with the Pacific Scientific Board and had concluded that it would not be in the best interests of Pacific Scientific.

    On October 22, 1997, Mr. Hill telephoned Mr. Argov to offer to sell Pacific Scientific's Automation Intelligence, Inc. business to Kollmorgen. Mr. Argov indicated that Kollmorgen would not be interested in acquiring only a small piece of the Pacific Scientific business.

    On December 9, 1997, Mr. Argov telephoned Mr. Hill to inform Mr. Hill that Mr. Argov was authorized by the Board to make a proposal to acquire Pacific Scientific for $20.50 per share in cash and stock, and that Mr. Hill should expect to receive a letter from Mr. Argov making such a proposal. Mr. Argov reiterated Kollmorgen's belief that a combination of Pacific Scientific and Kollmorgen offered significant benefits to both companies' shareholders and expressed his hope that Mr. Hill and the Pacific Scientific Board would, once they had undertaken an informed review of Kollmorgen's proposal, support the proposed combination and open substantive discussions with Kollmorgen. Mr. Hill promised to telephone Mr. Argov with a response to the proposal letter on Friday morning, December 12, 1997. Following that telephone call, Mr. Argov sent to Mr. Hill a letter outlining the contemplated terms of the Proposed Combination.

    On December 12, 1997, Mr. Hill failed to telephone Mr. Argov as previously agreed. Mr. Argov attempted to reach Mr. Hill by telephone without success. After the close of business on December 12, 1997, Mr. Argov received the following letter by telecopy:

    DEAR MR. ARGOV:

        I HAVE RECEIVED YOUR LETTER OF THE 9TH.

        I HAVE SHARED IT WITH THE BOARD OF DIRECTORS. WE WILL BE BACK TO YOU ONCE WE HAVE HAD THE CHANCE TO FULLY CONSIDER THE MATTER.

    BEST REGARDS,

    LESTER HILL

        On December 15, Mr. Argov sent to Mr. Hill the following letter:

        DEAR BUCK:

        IN AUGUST, YOU AND I MET TO DISCUSS WHAT WE AT KOLLMORGEN BELIEVE ARE THE COMPELLING MERITS OF A STRATEGIC BUSINESS COMBINATION OF KOLLMORGEN CORPORATION AND PACIFIC SCIENTIFIC COMPANY. WE EXPLORED A BROAD RANGE OF TOPICS RELATED TO SUCH A COMBINATION, ALL OF WHICH, MY COLLEAGUES ON THE BOARD AND SENIOR MANAGEMENT TEAM FIRMLY BELIEVE, LEAD TO THE CONCLUSION THAT A STRATEGIC MERGER OF OUR TWO COMPANIES OFFERS SIGNIFICANT BENEFITS TO OUR RESPECTIVE SHAREHOLDERS, CUSTOMERS AND EMPLOYEES. ON DECEMBER 9, I AGAIN DESCRIBED FOR YOU, BOTH OVER THE PHONE AND IN MY LETTER OF THAT DATE, WHAT WE AT KOLLMORGEN BELIEVE ARE SOME OF THE COMPELLING STRATEGIC, OPERATIONAL AND FINANCIAL BENEFITS OF A BUSINESS COMBINATION OF OUR TWO COMPANIES AND THE EXTRAORDINARY VALUE THAT COMBINATION COULD REPRESENT FOR OUR RESPECTIVE SHAREHOLDERS.

        WE AT KOLLMORGEN WERE THUS QUITE DISAPPOINTED THAT IN AUGUST AND AGAIN IN DECEMBER YOU REFUSED TO NEGOTIATE OUR PROPOSAL FOR THIS BUSINESS COMBINATION. ACCORDINGLY, WE HAVE DECIDED TO PRESENT OUR OFFER DIRECTLY TO THE SHAREHOLDERS OF PACIFIC SCIENTIFIC, AND ARE TODAY PUBLICLY ANNOUNCING THAT WE ARE COMMENCING A TENDER OFFER TO ACQUIRE HALF OF PACIFIC SCIENTIFIC'S OUTSTANDING SHARES FOR $20.50 PER SHARE IN CASH. PURSUANT TO OUR PROPOSAL, FOLLOWING COMPLETION OF THE TENDER OFFER, KOLLMORGEN AND PACIFIC SCIENTIFIC WILL MERGE, AND EACH REMAINING SHARE OF PACIFIC SCIENTIFIC STOCK WILL BE EXCHANGED FOR KOLLMORGEN COMMON STOCK WITH A VALUE OF $20.50 PER SHARE, BASED ON THE AVERAGE PRICE OF KOLLMORGEN STOCK DURING THE TWENTY TRADING DAYS ENDING FIVE DAYS PRIOR TO THE MEETING OF PACIFIC SCIENTIFIC SHAREHOLDERS CALLED TO VOTE ON THE MERGER. THE VALUE OF THE STOCK CONSIDERATION WILL BE PROTECTED BY A COLLAR.

        AMONG THE KEY ASPECTS OF THE TRANSACTION WE PROPOSE ARE THE
    FOLLOWING:

       - A PREMIUM OF 33%. THE PURCHASE PRICE OF $20.50 PER COMMON SHARE REPRESENTS APPROXIMATELY A 33% PREMIUM OVER PACIFIC SCIENTIFIC'S CLOSING SHARE PRICE OF $15.44 ON THE NEW YORK STOCK EXCHANGE ON FRIDAY, DECEMBER 12, 1997, AND APPROXIMATELY A 37% PREMIUM OVER THE COMPANY'S CLOSING SHARE PRICE FOR THE PRECEDING 30 TRADING DAYS.

       - IMMEDIATE CASH PAYMENT FOR HALF OF PACIFIC SCIENTIFIC'S CAPITAL STOCK. HALF OF PACIFIC SCIENTIFIC'S OUTSTANDING SHARES WILL BE PURCHASED FOR A CASH PAYMENT OF $20.50 PER SHARE IF THE TENDER OFFER IS SUCCESSFULLY CONSUMMATED.

       - CONTINUED PARTICIPATION IN THE FUTURE GROWTH OF THE COMBINED COMPANY. BECAUSE PACIFIC SCIENTIFIC'S SHAREHOLDERS HAVE THE ABILITY TO RECEIVE KOLLMORGEN COMMON STOCK IN THE PROPOSED MERGER, THEY WILL HAVE THE OPPORTUNITY TO PARTICIPATE IN THE FUTURE GROWTH AND SUCCESS OF THE COMBINED ENTERPRISE. UPON CONSUMMATION OF THE PROPOSED MERGER, PACIFIC SCIENTIFIC SHAREHOLDERS WILL HOLD AN EQUITY STAKE OF APPROXIMATELY 43% IN THE COMBINED COMPANY, BASED UPON AN ASSUMED MARKET VALUE FOR KOLLMORGEN COMMON STOCK OF $16.88 PER SHARE (THE CLOSING PRICE OF KOLLMORGEN COMMON STOCK ON DECEMBER 12, 1997).

       - OPERATING AND REVENUE SYNERGIES. BASED ON PUBLIC INFORMATION, KOLLMORGEN MANAGEMENT BELIEVES THAT THE COMBINED COMPANY CAN ACHIEVE MORE THAN $15 MILLION OF ANNUAL OPERATING SYNERGIES IN 1999, RISING TO MORE THE $20 MILLION IN 2000 AND INCREASING THEREAFTER. MANAGEMENT BELIEVES THESE SYNERGIES CAN BE ACHIEVED PRINCIPALLY FROM COST SAVINGS IN SELLING AND MARKETING EXPENSES AND CONSOLIDATION OF RESEARCH AND DEVELOPMENT, AND EXPECTS TO REALIZE ADDITIONAL SYNERGIES FROM CROSS-SELLING OPPORTUNITIES, JOINT PURCHASING SAVINGS, AND REDUCTION IN CORPORATE EXPENSES.

       - AN ACCRETIVE TRANSACTION. KOLLMORGEN IS CONFIDENT THAT THE PROPOSED COMBINATION WILL BE ACCRETIVE TO EARNINGS PER SHARE IN 1999, THE FIRST FULL YEAR OF OPERATIONS OF THE COMBINED COMPANY, AND INCREASINGLY SO THEREAFTER, BASED UPON THE ANTICIPATED SYNERGIES DESCRIBED ABOVE.

       - COMMITTED FINANCING. KOLLMORGEN HAS ENTERED INTO A BINDING COMMITMENT LETTER WITH SALOMON SMITH BARNEY AND ITS AFFILIATE SALOMON BROTHERS HOLDING COMPANY INC IN WHICH SALOMON BROTHERS HOLDING COMPANY INC HAS COMMITTED TO PROVIDE, SUBJECT TO CERTAIN CONDITIONS, WHAT KOLLMORGEN BELIEVES IS A CONSERVATIVELY FINANCED SECURED BANK FACILITY TO FULLY FINANCE THE TRANSACTION, INCLUDING THE REFINANCING OF EXISTING INDEBTEDNESS AND THE PROVISION OF A WORKING CAPITAL FACILITY FOR THE COMBINED COMPANY.

        WE CONTINUE TO FIRMLY BELIEVE THAT CONSOLIDATION IN OUR INDUSTRY IS INEVITABLE, AND THAT NEITHER PACIFIC SCIENTIFIC NOR KOLLMORGEN CAN SIT BY IDLY WHILE COMPETITORS, MANY OF WHICH ARE MUCH LARGER THAN PACIFIC SCIENTIFIC AND KOLLMORGEN, CREATE THE INTERNATIONAL NETWORK AND BROAD PRODUCT OFFERINGS THAT OUR CUSTOMERS DEMAND AND DESERVE. KOLLMORGEN BELIEVES THAT THIS REALITY, COUPLED WITH THE NATURAL FIT OF OUR TWO COMPANIES, MAKES A KOLLMORGEN/PACIFIC SCIENTIFIC COMBINATION COMPELLING. KOLLMORGEN BELIEVES THAT THE COMBINED COMPANY WILL OFFER CUSTOMERS SUPERIOR PRODUCTS AND SERVICES. AMONG THE MANY ADVANTAGES CONTRIBUTING TO THE COMBINED COMPANY'S ABILITY TO ACHIEVE THESE GOALS WOULD BE:

       - CREATION OF AN INDUSTRY LEADER. A MERGER OF KOLLMORGEN AND PACIFIC SCIENTIFIC WILL ESTABLISH THE COMBINED ENTERPRISE AS A LEADER IN HIGH PERFORMANCE ELECTRONIC MOTION CONTROL--ONE OF THE FASTEST-GROWING SEGMENTS OF THE MOTORS AND CONTROLS BUSINESS. IN A FRAGMENTED INDUSTRY, THE COMBINED ENTERPRISE WILL BE BETTER POSITIONED TO COMPREHENSIVELY SERVE THE NEEDS OF CUSTOMERS AND TAKE ADVANTAGE OF CONSOLIDATION OPPORTUNITIES.

       - STRATEGIC AND OPERATIONAL FIT. HIGHLY COMPLEMENTARY MOTION CONTROL PRODUCT LINES WILL ENABLE THE COMBINED COMPANY TO BECOME A FULL-SERVICE PROVIDER. THE COMBINED COMPANY WILL BE WELL-POSITIONED TO CAPITALIZE ON THE COMPLEMENTARY PRODUCT LINES AND DIFFERING STRENGTHS OF KOLLMORGEN AND PACIFIC SCIENTIFIC ENABLING IT TO OFFER A BROADER ARRAY OF PRODUCTS AND SUPPORT SERVICES TO AN EXPANDED CUSTOMER BASE. IN ADDITION, THE COMBINED COMPANY WOULD TAKE ADVANTAGE OF COST SAVINGS AND EFFICIENCIES RESULTING FROM ECONOMIES OF SCALE IN RESEARCH AND DEVELOPMENT, MARKETING, PRODUCTION AND SOURCING.

       - ENHANCED CAPABILITY TO TAP FOREIGN MARKETS. THE INCREASED SIZE AND GLOBAL SCOPE OF THE COMBINED COMPANY WILL ENABLE IT TO MORE EFFECTIVELY MARKET ITS PRODUCTS TO CUSTOMERS AROUND

         THE WORLD. KOLLMORGEN HAS ALREADY ESTABLISHED A LOCAL PRESENCE IN GERMANY, FRANCE, ISRAEL, INDIA, CHINA AND ELSEWHERE. THE COMBINED ENTERPRISE WILL BE WELL-POSITIONED TO BUILD ON THIS FOUNDATION, PARTICULARLY IN EUROPE AND THE PACIFIC RIM. KOLLMORGEN BELIEVES THAT THE COMBINED COMPANY WILL BE ABLE TO EXPAND ITS CUSTOMER BASE AND OFFER INTERNATIONAL ON-SITE PRODUCT SUPPORT TO CUSTOMERS, WHILE CONDUCTING MORE EFFECTIVE AND COST-EFFICIENT RESEARCH AND DEVELOPMENT, MARKETING, PRODUCTION AND SOURCING.

       - MANAGEMENT TEAM WITH PROVEN TRACK RECORD. KOLLMORGEN'S MANAGEMENT HAS DELIVERED YEAR OVER YEAR GROWTH IN SALES AND OPERATING INCOME FROM CONTINUING OPERATIONS FROM 1994 THROUGH 1996, AND WILL DO SO AGAIN IN 1997. KOLLMORGEN HAS ACHIEVED THIS BY FOCUSING ON ITS CORE OPERATIONS. KOLLMORGEN ALSO BELIEVES THAT ITS MANAGEMENT HAS MAXIMIZED ITS RETURNS FROM NON-STRATEGIC OPERATIONS. IN ADDITION, KOLLMORGEN'S MANAGEMENT HAS CONSIDERABLE EXPERTISE IN MANAGING DEBT, HAVING REDUCED KOLLMORGEN'S DEBT AND PREFERRED STOCK OBLIGATIONS BY MORE THAN 40% DURING THE PAST THREE FISCAL YEARS AND TRANSITIONED FROM FULLY-SECURED TO UNSECURED CREDIT ARRANGEMENTS.

       - ENHANCED GROWTH OPPORTUNITIES. KOLLMORGEN BELIEVES THAT THE COMBINED ENTERPRISE WILL BE WELL-POSITIONED, STRATEGICALLY, OPERATIONALLY AND FINANCIALLY, TO AGGRESSIVELY PURSUE ATTRACTIVE OPPORTUNITIES FOR EXTERNAL AND INTERNAL GROWTH. KOLLMORGEN IS CONFIDENT THAT THE COMBINED COMPANY'S INCREASED SIZE AND SCOPE WILL ENABLE IT TO BE A LEADER IN THE ACCELERATING CONSOLIDATION OF THE MOTION CONTROL INDUSTRY, AND RAISE ITS VISIBILITY IN THE BUSINESS AND FINANCIAL COMMUNITIES.

        WE BELIEVE THAT THE PROPOSED COMBINATION IS A BOLD, EXCITING INITIATIVE FOR PACIFIC SCIENTIFIC, KOLLMORGEN, AND THE SHAREHOLDERS, CUSTOMERS AND EMPLOYEES OF BOTH COMPANIES. WE ARE FIRMLY COMMITTED TO PURSUING THIS MATTER AND ARE CONVINCED THAT YOUR SHAREHOLDERS WILL STRONGLY SUPPORT OUR PROPOSAL. ALTHOUGH IT IS CLEAR TO US THAT YOU HAVE NOT UP TO NOW GIVEN ADEQUATE CONSIDERATION TO A KOLLMORGEN/PACIFIC SCIENTIFIC COMBINATION, IT IS OUR SINCERE HOPE THAT YOU WILL TAKE THIS OPPORTUNITY TO DO SO. YOUR SHAREHOLDERS DESERVE NO LESS THAN YOUR PROMPT AND FULL CONSIDERATION OF OUR PROPOSAL AND THE OPPORTUNITY TO REALIZE THE FULL BENEFITS OF THIS PROPOSED COMBINATION. WE ARE CERTAIN THAT ONCE YOU HAVE UNDERTAKEN AN INFORMED REVIEW OF OUR PROPOSAL, YOU WILL SHARE IN OUR VISION AND WILL SUPPORT A COMBINATION OF OUR TWO COMPANIES. WE CONTINUE TO BE INTERESTED IN PROCEEDING WITH THIS TRANSACTION ON A FRIENDLY AND EXPEDITIOUS BASIS SO THAT YOUR SHAREHOLDERS, AS WELL AS OURS, CAN BEGIN TO RECEIVE PROMPTLY THE BENEFITS OF OUR OFFER.

        IN ORDER TO ENSURE THAT YOUR SHAREHOLDERS ARE PERMITTED TO CHOOSE FREELY TO ACCEPT OUR OFFER, WE ARE ALSO ANNOUNCING TODAY OUR INTENTION TO SOLICIT CONSENTS TO CALL A SPECIAL MEETING OF PACIFIC SCIENTIFIC'S SHAREHOLDERS TO REMOVE THE INCUMBENT MEMBERS OF PACIFIC SCIENTIFIC'S BOARD OF DIRECTORS AND ELECT OUR NOMINEES TO THE BOARD. SUBJECT TO THEIR FIDUCIARY DUTIES, IF ELECTED WE EXPECT OUR NOMINEES WOULD AMEND THE PACIFIC SCIENTIFIC RIGHTS PLAN OR REDEEM THE RIGHTS TO ENABLE THE CONSUMMATION OF THE PROPOSED TRANSACTION, APPROVE THE PROPOSED TRANSACTION IF REQUIRED UNDER PACIFIC SCIENTIFIC'S CHARTER, AND TAKE ALL OTHER ACTIONS NECESSARY TO REMOVE ANY IMPEDIMENTS TO YOUR SHAREHOLDERS' ABILITY TO ACCEPT OUR OFFER. WE ALSO INTEND TO SUBMIT A PROPOSAL DESIGNED TO PREVENT THE CURRENT BOARD FROM TAKING ANY ACTIONS TO FRUSTRATE THE ABILITY OF PACIFIC SCIENTIFIC'S SHAREHOLDERS TO DETERMINE THE FUTURE OF THEIR COMPANY.

        WE ARE ALSO TODAY COMMENCING LITIGATION AGAINST PACIFIC SCIENTIFIC AND THE PACIFIC SCIENTIFIC BOARD IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA SEEKING TO ASSURE PACIFIC
    SCIENTIFIC'S SHAREHOLDERS THE RIGHT TO REPLACE THE PACIFIC SCIENTIFIC BOARD AND AN OPPORTUNITY TO ACCEPT OUR OFFER AND PROPOSED MERGER.

        WE URGE THE PACIFIC SCIENTIFIC BOARD OF DIRECTORS TO FACILITATE THE PROPOSED TRANSACTION AND REMOVE ALL OBSTACLES TO THE REALIZATION OF EXCEPTIONAL VALUE BY YOUR SHAREHOLDERS. AS INDICATED ABOVE, OUR PREFERENCE IS TO PROCEED WITH THE PROPOSED TRANSACTION ON A FRIENDLY BASIS AND WITH THE SUPPORT OF PACIFIC SCIENTIFIC'S MANAGEMENT AND BOARD OF DIRECTORS. ACCORDINGLY, WE AND OUR ADVISORS REMAIN

    READY AND WILLING TO MEET WITH YOU AND YOUR ADVISORS AT ANY TIME TO DISCUSS OUR PROPOSAL AND COMMENCE THE NEGOTIATION OF DEFINITIVE DOCUMENTATION FOR THE TRANSACTION.

        WE LOOK FORWARD TO HEARING FROM YOU.

                                      VERY TRULY YOURS,
                                      GIDEON ARGOV
                                      CHAIRMAN, PRESIDENT AND
                                      CHIEF EXECUTIVE OFFICER

    CC: MEMBERS OF THE BOARD OF DIRECTORS
       OF PACIFIC SCIENTIFIC COMPANY

        Later that same day, Kollmorgen commenced the Offer and the Consent Solicitation and filed definitive consent solicitation materials and a related registration statement with the Commission.

        Also on December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring the failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth and (iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Consent Solicitation or the Proposed Merger.

        On December 22, 1997, without having first engaged in discussions with Kollmorgen regarding the Proposed Combination, Pacific Scientific filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Commission, reporting that the Pacific Scientific Board recommended that Pacific Scientific shareholders reject the Offer and not tender their Pacific Scientific Common Shares pursuant to the Offer.

        On the same day, Pacific Scientific filed a Preliminary Revocation Solicitation Statement with the Commission reporting that the Pacific Scientific Board recommended that Pacific Scientific shareholders not provide any consents to Kollmorgen pursuant to the Consent Solicitation.

    ISSUANCE OF KOLLMORGEN COMMON STOCK

        The Share Issuance Proposal will approve the issuance of a sufficient number of shares of Kollmorgen Common Stock to complete the Proposed Merger. The exact number of shares of Kollmorgen Common Stock into which each share of Pacific Scientific Common Share will be converted will be determined by the Exchange Ratio. In the event that the Average Kollmorgen Share Price is less than $15.19 or greater than $18.56, the Exchange Ratio would be fixed at 1.350 shares of Kollmorgen Common Stock or 1.104 shares of Kollmorgen Common Stock, respectively, per Pacific Scientific Common Share. According to Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, there are 12,694,880 shares of Pacific Scientific Common Stock outstanding, assuming the exercise of the weighted average number of dilutive options outstanding during that quarter, of which just less than half (or approximately

    6,347,439 shares) will be converted into shares of Kollmorgen Common Stock in the Proposed Merger. Hence, the total number of shares of Kollmorgen Common Stock to be issued in the Proposed Merger will be determined by multiplying the Exchange Ratio by the 6,347,439 shares of Pacific Scientific Common Stock to be converted. In any event, the Share Issuance Proposal approves the issuance of a sufficient number of shares of Kollmorgen Common Stock to complete the Proposed Merger.

    REASONS FOR THE PROPOSED COMBINATION; BOARD RECOMMENDATION

        At a meeting held on December 8, 1997, the Board, with the assistance of Kollmorgen's outside financial advisor (Salomon Brothers Inc, doing business as Salomon Smith Barney ("Salomon Smith Barney")) and legal advisor (Shearman & Sterling), considered the legal, financial and other terms of the Proposed Combination. The Board concluded that the Proposed Combination and the Share Issuance Proposal are in the best interests of Kollmorgen and its shareholders. At the meeting the Board authorized management to communicate the terms of the Proposed Combination to Pacific Scientific and authorized management to proceed with the Offer and the Consent Solicitation if the response of Pacific Scientific was not positive. In reaching its decision to recommend the approval of the Share Issuance Proposal, the Board considered, among others, the following material factors:

       - The prospect of creating a combined company that is a leader in the high performance electronic motion control industry (one of the fastest-growing segments of the fragmented motors and controls business) that would be well-positioned to comprehensively serve the needs of customers.

       - The fact that the highly complementary motion control product lines of Kollmorgen and Pacific Scientific would enable the combined company to become a full-service provider offering a broader array of products and support services to an expanded customer base.

       - The fact that, while a significant portion of Pacific Scientific's businesses would be outside the combined company's core motion control businesses, after reviewing Pacific Scientific's businesses, the Board determined that these non-core businesses were profitable and operationally related to the core business of Kollmorgen.

       - The increased size and global scope of the combined company which the Board determined will enable the combined company to more effectively market its products to customers around the world and expand its customer base and offer international on-site product support to customers, while conducting more effective and cost-efficient research and development, marketing, production and sourcing.

       - The results of operations, financial condition, competitive position and prospects of Kollmorgen and Pacific Scientific, both on a historical and future basis and as separate and combined entities, including the determination by Kollmorgen management that while the Proposed Combination will be dilutive to earnings per share in 1998, it will be accretive in 1999 (the first full year of operations of the combined company) and increasingly so thereafter based upon the anticipated synergies described below.

       - The substantial operating and revenue synergies that, based on public information, Kollmorgen's management believes the combined company can achieve, which reach more than $15 million of annual operating synergies in 1999, rising to more than $20 million in 2000 and increasing thereafter. Management believes that approximately half of these synergies can be achieved from cost savings in selling and marketing expenses and consolidation of research and development, and expects to realize the remainder from cross-selling opportunities, joint purchasing savings and reduction in corporate expenses.

       - The terms of the binding commitment letter with Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc, in which Salomon Brothers Holding Company Inc has committed to provide, subject to certain conditions, a secured bank facility to fully finance the transaction. While the Board recognized that the combined company would have a significant level of indebtedness, the Board determined that the financing of the transaction was conservative and would permit the combined company sufficient liquidity and financial flexibility to meet operational demands.

       - The fact that Kollmorgen's management has delivered year over year growth in sales and operating income from continuing operations from 1994 through 1996, is projected to do so again in 1997 and has considerable expertise in managing debt, having reduced Kollmorgen's debt and preferred stock obligations by more than 40% during the past three fiscal years and transitioned from fully-secured to unsecured credit arrangements.

       - The written opinion of Kollmorgen's financial advisor, Salomon Brothers Inc, doing business as Salomon Smith Barney ("Salomon Smith Barney"), to the effect that, based upon and subject to certain assumptions, factors and limitations set forth in such written opinion, as of such date, the consideration to be paid in the Proposed Combination is fair, from a financial point of view, to the holders of Kollmorgen Common Stock, and the presentation of Salomon Smith Barney to the Board in connection therewith (See "Opinion of Financial Advisor").

       - The ongoing litigation in which Pacific Scientific is engaged in connection with its Solium subsidiary operations, as to which only limited public information is currently available and as to which the amount of potential liability is therefore not ascertainable with any precision of at this time. According to Pacific Scientific's Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, Pacific Scientific is a defendant in actions filed in October 1996 in the United States District Court for the Central District of California by certain holders of Pacific Scientific Common Stock and an individual who purchased Pacific Scientific's 7 3/4% Convertible Subordinated Debentures due 2003. A motion for class certification has been granted in both complaints. Pacific Scientific is also a defendant in an action filed in December 1996 in Orange County Superior Court by prior shareholders of Met One, Inc., who received shares of Pacific Scientific Common Stock in connection with Pacific Scientific's acquisition of Met One, Inc. All the complaints allege that Pacific Scientific made false and misleading statements regarding Pacific Scientific and its Solium subsidiary. In addition, the Superior Court action includes allegations concerning Pacific Scientific's HYT subsidiary. These actions, in the aggregate, initially requested damages of approximately $98 million plus legal fees. The Superior Court action also seeks punitive damages plus rescission of the sale of Met One, Inc. as remedies. After reviewing the publicly available information relating to this litigation, the Board concluded that given the size and financial condition of the combined company, the outcome of such litigation would not be likely to have a materially adverse effect on the combined company and that the benefits of the Proposed Combination outweighed the potential liabilities.

       - The 50% cash/50% stock structure of the Proposed Combination which allows shareholders of both Kollmorgen and Pacific Scientific to share in the future benefits of the combined company.

       - The relative trading prices and volumes (as well as prospects for future growth in value) of both Kollmorgen Common Stock and Pacific Scientific Common Stock, in particular, the fact that the purchase price of $20.50 per Pacific Scientific Common Share represents approximately a 34% premium over Pacific Scientific's closing share price of $15.25 on the

         NYSE on December 5, 1997, and approximately a 37% premium over the company's closing share price for the preceding 30 trading days.

       - The Board's belief that the combined company's increased size and scope will give it the "critical mass" necessary to attract investor interest and enable it to pursue attractive opportunities for internal and external growth.

        The Board concluded, in light of these factors, that the Proposed Combination is fair to and in the best interests of Kollmorgen and its shareholders. In light of the variety of factors considered by the Board, the Board did not find it practicable, and therefore did not attempt, to assign relative weight to the factors considered.

        THE BOARD HAS UNANIMOUSLY APPROVED THE SHARE ISSUANCE PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF KOLLMORGEN COMMON STOCK VOTE TO APPROVE THE SHARE ISSUANCE PROPOSAL AT THE SPECIAL MEETING.

    RISK FACTORS

        INTEGRATION OF KOLLMORGEN AND PACIFIC SCIENTIFIC. The success of the combined company in achieving anticipated synergies and achieving attractive operating results will depend upon the ability of Kollmorgen and Pacific Scientific to integrate successfully the operations of the two companies, which have previously operated independently. There can be no assurance that the operations will be integrated without encountering difficulties or that the benefits expected from such integration will be realized at the anticipated levels or within the anticipated time periods; such benefits may be higher or lower and may be realized within a shorter or longer period of time.

        The anticipated synergies are expected to result principally from cost savings in selling and marketing expenses and consolidation of research and development, as well as from cross-selling opportunities, joint purchasing savings and reduction in corporate expenses. The anticipated cost savings and increased revenues have been developed solely by the management of Kollmorgen and are based on Kollmorgen's best judgments and knowledge of Pacific Scientific's operations derived from publicly available information together with Kollmorgen's knowledge and experience in the motor and motion control industry and awareness of industry trends. These anticipated synergies are necessarily based upon several estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of either Kollmorgen or Pacific Scientific, and upon assumptions with respect to future business decisions that are subject to change. Accordingly, after Kollmorgen is permitted access to Pacific Scientific's non-public current business plans and operations, Kollmorgen's expectations for cost savings and potential revenue enhancement might be higher or lower.

        OPERATIONAL ISSUES; ABILITY TO MANAGE GROWTH. Kollmorgen's past acquisitions have consisted primarily of selected operations acquisitions. While Kollmorgen believes that the integration of Pacific Scientific's operations into Kollmorgen upon consummation of the Proposed Combination will not present any significant difficulty and will proceed efficiently and on a timely basis, the challenges of combining two businesses the size of Kollmorgen and Pacific Scientific may result in some unanticipated difficulties that could result in the diversion of management's attention and other resources for an extended period of time and could have an adverse effect on the results of operations of the combined company. In addition, the combined company's ability to manage future growth will depend upon its ability to monitor operations, control costs, maintain effective quality controls and combine the respective company's technical and accounting systems, the failure of which may result in higher operating expenses.

        INCREASED LEVEL OF INDEBTEDNESS. Kollmorgen anticipates that the Proposed Combination will be financed through the use of a secured bank credit facility. The financing of the Proposed Combination will substantially increase Kollmorgen's current level of indebtedness. In the event of a downturn in the combined company's industry or the economy generally, or in the event of a lower than expected performance in the combined company's operations, this level of indebtedness may interfere with the successful implementation of the combined company's strategy, including the successful integration and expansion of its operations. Kollmorgen expects that if the combined company were to seek to raise additional debt after the consummation of the Proposed Combination, any such debt would not receive an investment grade rating.

        DILUTION OF SHARES. The issuance of shares of Kollmorgen Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting rights of the present holders of Kollmorgen Common Stock. No holder of shares of any Kollmorgen Common Stock will have any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or exchangeable for shares of any class of stock. In this regard, Kollmorgen believes that the transaction is likely to be dilutive to earnings per share in 1998, but will be accretive thereafter.

    OPINION OF FINANCIAL ADVISOR

        BACKGROUND. Kollmorgen retained Salomon Smith Barney to act as its financial advisor in connection with the Proposed Combination. On December 8, 1997, Salomon Smith Barney presented its analyses to the Board and delivered its written opinion to the Board to the effect that, based upon and subject to certain assumptions, factors and limitations set forth in such written opinion, as of such date, the consideration then proposed to be paid by Kollmorgen in connection with the Proposed Combination was fair, from a financial point of view, to the holders of Kollmorgen Common Stock. On December 26, 1997, Salomon Smith Barney delivered an updated written opinion to the Board, to the same effect as its December 8 opinion, with respect to the consideration proposed to be paid by Kollmorgen in connection with the Proposed Combination, which consideration is described in this Proxy Statement. The text of Salomon Smith Barney's December 8 opinion is substantially similar to the text of its December 26 opinion. Unless otherwise specified, references in this section to Salomon Smith Barney's opinion refer to its December 26 opinion.

        THE FULL TEXT OF SALOMON SMITH BARNEY'S OPINION DATED DECEMBER 26, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND MATTERS CONSIDERED BY SALOMON SMITH BARNEY, IS ATTACHED AS ANNEX I TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SALOMON SMITH BARNEY'S OPINION DELIVERED TO THE BOARD WAS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF KOLLMORGEN COMMON STOCK OF THE CONSIDERATION PROPOSED TO BE PAID BY KOLLMORGEN IN CONNECTION WITH THE PROPOSED COMBINATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY KOLLMORGEN SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE SALOMON SMITH BARNEY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. KOLLMORGEN SHAREHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY.

        In connection with rendering its December 26 opinion, Salomon Smith Barney reviewed and analyzed, among other things: (i) the Consent Solicitation Statement/Preliminary Prospectus (the "Preliminary Prospectus") of Kollmorgen, dated December 15, 1997; (ii) the Offer to Purchase; (iii) certain publicly available information concerning Kollmorgen; (iv) certain internal information, primarily financial in nature, including projections, concerning the business and operations of Kollmorgen, prepared by Kollmorgen management and furnished to Salomon Smith Barney by Kollmorgen for the purpose of Salomon Smith Barney's analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Kollmorgen Common Stock;

    (vi) certain publicly available information concerning Pacific Scientific; (vii) certain other information, primarily financial in nature, including projections, concerning the business and operations of Pacific Scientific, that was prepared by Kollmorgen management based on publicly available information concerning Pacific Scientific and the familiarity of Kollmorgen management with Pacific Scientific's business and the electrical and safety equipment industry, and furnished to Salomon Smith Barney by Kollmorgen for the purpose of Salomon Smith Barney's analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, Pacific Scientific Common Stock; (ix) certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to Pacific Scientific and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry. Salomon Smith Barney also met with certain officers and employees of Kollmorgen to discuss the foregoing as well as other matters Salomon Smith Barney believed relevant to its inquiry. Salomon Smith Barney did not have access to any internal or non-public information, financial or otherwise, concerning the business and operations of Pacific Scientific; nor did it have access to any officers or employees of Pacific Scientific. With respect to ongoing litigation involving Pacific Scientific, Salomon Smith Barney relied solely on information furnished to it by Kollmorgen. Salomon Smith Barney noted that it is not a law firm, nor is it an expert with respect to legal matters, and that it did not make or obtain or assume any responsibility for making or obtaining any independent evaluations of any potential liability to Pacific Scientific or Kollmorgen arising out of such litigation.

        In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided it or publicly available, and Salomon Smith Barney neither attempted independently to verify nor assumed responsibility for verifying any of such information. Salomon Smith Barney did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the properties or facilities of Kollmorgen or Pacific Scientific. Salomon Smith Barney assumed that the Proposed Combination will be consummated on a timely basis and on terms and conditions that do not differ materially from the terms and conditions contained in the Offer to Purchase and the Preliminary Prospectus. With respect to projections concerning Kollmorgen, Salomon Smith Barney assumed that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Kollmorgen as to the future financial performance of Kollmorgen, and Salomon Smith Barney expressed no view with respect to such projections or the assumptions on which they were based. With respect to projections concerning Pacific Scientific, although Salomon Smith Barney consulted with Kollmorgen management in the preparation of those projections, for purposes of its opinion, Salomon Smith Barney assumed that such projections had been reasonably prepared on bases reflecting the best judgments of the management of Kollmorgen as to the future financial performance of Pacific Scientific and that such projections will be realized, and Salomon Smith Barney expressed no view with respect to such projections or the assumptions or information on which they were based.

        In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of Kollmorgen and Pacific Scientific; (ii) the business prospects of Kollmorgen and Pacific Scientific; (iii) the historical and current market for Kollmorgen Common Stock and Pacific Scientific Common Stock and for the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Kollmorgen and Pacific Scientific; and (iv) the nature and terms of certain other acquisition transactions that Salomon Smith Barney believed to be relevant. Salomon Smith Barney also considered its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally.

        Salomon Smith Barney's opinion necessarily was based upon conditions as they existed and could be evaluated on the date such opinion was given and Salomon Smith Barney has assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date thereof. Salomon Smith Barney's opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of Kollmorgen Common Stock of the consideration proposed to be paid by Kollmorgen in the Proposed Combination and did not address Kollmorgen's underlying business decision to effect the Proposed Combination or constitute a recommendation to any holder of Kollmorgen Common Stock as to how such holder should vote with respect to the matters to be considered at the Special Meeting. Salomon Smith Barney's opinion does not constitute an opinion as to the price at which Kollmorgen's stock will trade upon the public announcement or consummation of the Proposed Combination.

        Set forth below is a brief summary of the material financial analyses which Salomon Smith Barney provided to the Board at the December 8, 1997 meeting of the Board, in connection with Salomon Smith Barney's December 8 opinion and does not purport to be a complete description of the analyses performed by Salomon Smith Barney. Salomon Smith Barney did not make any additional presentation to the Board or perform any additional analyses in connection with its December 26 opinion. As described above, Salomon Smith Barney's opinion and presentation to the Board was one of several factors taken into consideration by the Board in making its decision to approve the Share Issuance Proposal. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at December 5, 1997 and is not necessarily indicative of current market conditions.

    SUMMARY OF ANALYSES

        PUBLIC COMPARABLES TRADING ANALYSIS. Salomon Smith Barney compared selected financial data of Pacific Scientific with selected financial data from publicly traded companies in similar industries that were considered by Salomon Smith Barney to be comparable in some respect to Pacific Scientific. The comparison group comprised four companies:
    Kollmorgen, Franklin Electric Co., Inc., MagneTek, Inc. and Baldor Electric Co. (the "Comparable Companies").

        Salomon Smith Barney compared the firm value (defined as (x) equity value under the treasury stock method (share price multiplied by the number of all fully diluted shares less aggregate option proceeds), plus
    (y) straight debt, minority interest, straight preferred stock, all out-of-the-money convertible instruments, less investments in unconsolidated affiliates and cash) as multiples of latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT") for each of the Comparable Companies. Salomon Smith Barney's analysis indicated multiples of LTM revenues which ranged from a high of 1.6x to a low of 0.7x with a median of 1.1x for the Comparable Companies. The ratios of firm value to LTM EBITDA indicated multiples which ranged from a high of 10.6x to a low of 7.3x with a median of 9.7x for the Comparable Companies. The ratios of firm value to LTM EBIT indicated multiples which ranged from a high of 14.5x to a low of 10.8x with a median of 12.3x for the Comparable Companies. Salomon Smith Barney noted that Pacific Scientific's firm value multiples were 0.9x LTM revenues, 8.3x LTM EBITDA, and 12.8x LTM EBIT.

    Salomon Smith Barney also considered for each Comparable Company the ratios of current stock prices to LTM earnings per share ("EPS") and estimated EPS for the current (1997) and next (1998) fiscal years (based on First Call Corporation estimates as of December 5, 1997, except with respect to Kollmorgen and Pacific Scientific which were based on Institutional Broker Estimate Systems' estimates as of November 20, 1997). The ratios of current stock prices to LTM EPS ranged from a high of 21.7x to a low of 17.3x with a median of 18.8x for the Comparable Companies. The ratios of current stock prices to estimated 1997 EPS ranged from a high of 21.1x to a low of 16.9x with a median of 17.1x for the Comparable Companies. The ratios of current stock prices to estimated 1998 EPS ranged from a high of 18.4x to a low of 12.5x with a median of 14.8x for the Comparable Companies. Salomon Smith Barney noted that Pacific Scientific's stock price multiples were 16.7x LTM EPS, 15.0x 1997 EPS, and 12.5x 1998 EPS.

    From this information, Salomon Smith Barney established (i) various firm value multiple ranges to LTM revenues, EBITDA and EBIT and (ii) equity value multiple ranges to LTM EPS, estimated 1997 EPS and estimated 1998 EPS, as follows: a multiple range of 0.9x to 1.1x LTM revenues, a multiple range of 8.0x to 10.5x LTM EBITDA, a multiple range of 12.5x to 15.0x LTM EBIT, a multiple range of 17.0x to 21.0x LTM EPS, a multiple range of 15.0x to 17.5x 1997 EPS, and a multiple range of 12.5x to 15.5x 1998 EPS. These multiple ranges implied per share values of Pacific Scientific Common Stock (based on fully diluted shares outstanding less aggregate option proceeds) of $16.29 to $20.71, $14.98 to $20.79, $15.29 to $19.07, $15.90 to $19.64, $15.60 to $18.20 and $15.63 to
$19.38, respectively.

    Based on the foregoing, Salomon Smith Barney determined an implied per share public trading valuation range of $15.00 to $20.00 for Pacific Scientific Common Stock. The implied per share trading valuation range was determined based primarily on LTM multiples (as opposed to forward looking information) because of the lack of significant analyst coverage concerning Pacific Scientific. Salomon Smith Barney noted that the price of Pacific Scientific Common Stock of $15.25 per share at December 5, 1997 was within the implied per share trading valuation range.

    PRECEDENT TRANSACTIONS ANALYSIS. Salomon Smith Barney reviewed six comparable announced transactions since 1989, of which transactions four were consummated. Salomon Smith Barney characterized three of the transactions as more comparable to the Proposed Combination (the "Primary Transactions") and three of the transactions relatively less comparable to the Proposed Combination (the "Secondary Transactions") (the Primary Transactions and Secondary Transactions together are referred to as the "Precedent Transactions"). The Primary Transactions included Rockwell International Corp.'s acquisition of Reliance Electric Company in October 1994, Vernitron Corp.'s failed attempt to acquire Kollmorgen in May 1990, and Vernitron Corp.'s failed attempt to acquire Kollmorgen in February 1989. The Secondary Transactions included Regal-Beloit Corp.'s acquisition of Marathon Electric Co. in February 1997, Pacific Scientific's acquisition of Met One, Inc. in January 1995, and Pacific Scientific's acquisition of Powertec Industrial Corp. in July 1993. Salomon Smith Barney noted that the number of useful comparable transactions was limited for this type of analysis.

    For each of the Precedent Transactions, Salomon Smith Barney compared the firm value of the target company as multiples of LTM revenues, LTM EBITDA and LTM EBIT. Salomon Smith Barney's analysis of the Precedent Transactions indicated multiples of LTM revenues which ranged from a high of 1.1x to a low of 0.9x with a median of 1.1x for the Primary Transactions, and which ranged from a high of 1.8x to a low 0.9x with a median of 1.1x for all the Precedent Transactions. The ratios of firm value to LTM EBITDA indicated multiples which ranged from a high of 11.7 to a low of 9.8x with a median of 10.4x for the Primary Transactions, and which ranged from a high of 13.9x to a low of 9.0x with a median of 10.1x for all the Precedent Transactions. The ratios of firm value to LTM EBIT indicated multiples which ranged from a high of 22.5x to a low of 13.1x with a median of 18.1x for the Primary Transactions, and which ranged from a high of 22.5x to a low of 11.2x with a median of 14.0x for all the Precedent Transactions.

    Using all the Precedent Transactions, Salomon Smith Barney established (i) various firm value multiple ranges to LTM revenues and LTM EBITDA and (ii) an equity value multiple range to LTM EPS, as follows: a multiple range of 0.9x to 1.1x LTM revenues, 9.5x to 11.5x LTM EBITDA, and 19.5x to 25.0x LTM EPS. These multiple ranges implied per share values of Pacific Scientific Common Stock (based on fully diluted shares less aggregate option proceeds) of $16.29 to $20.71, $18.47 to $23.12, and $18.24 to $23.39, respectively.

    Based on the foregoing, Salomon Smith Barney determined an implied per share precedent transaction valuation range of $18.00 to $23.00 per share of Pacific Scientific Common Stock. Salomon Smith Barney noted that the price of Pacific Scientific Common Stock of $15.25 per share at December 5, 1997 was below the implied per share precedent transaction valuation range and that the acquisition price of $20.50 per share was within that range.

    DISCOUNTED CASH FLOW ANALYSIS. Salomon Smith Barney performa discounted cash flow analysis of the estimated free cash flows of Pacific Scientific as a stand-alone entity. In conducting its discounted cash flow analysis, Salomon Smith Barney assumed discount rates of 10.0% to 12.0% and terminal multiples of year 2001 EBITDA of 7.5x to 9.5x. This analysis resulted in a range of equity value per share of Pacific Scientific Common Stock as of December 31, 1997 of $20.00 to $25.00. Salomon Smith Barney noted that its analysis excluded any potential effect of Pacific Scientific's ongoing litigation.

    CONTRIBUTION ANALYSIS. Salomon Smith Barney calculated the percentage contribution by Kollmorgen to the pro forma combined entity with respect to various financial statistics. This analysis showed that Kollmorgen would contribute 42.5% of LTM revenues, 38.0% of LTM EBITDA, 40.7% of LTM EBIT, 43.7% of LTM net income, 48.2% of equity value, 39.2% of total assets and 44.4% of firm value of the pro forma combined entity. By comparison, Kollmorgen shareholders would hold approximately 57.2% of the equity of the pro forma combined entity. In performing this analysis, Salomon Smith Barney adjusted historical results to exclude extraordinary and non-recurring items and used the per share closing price of Pacific Scientific and Kollmorgen common stock as of December 5, 1997, which was $15.25 and $16.94, respectively.

    EARNINGS ACCRETION/DILUTION ANALYSIS. Salomon Smith Barney calculated the implied accretion/dilution of Kollmorgen earnings per share based on Kollmorgen stand-alone earnings per share estimates and the pro forma impact of the Proposed Combination on such estimates for 1998, 1999 and 2000. As part of its analyses, Salomon Smith Barney took into account certain synergies assumed by Kollmorgen management to be realized as a result of the Proposed Combination. In performing its analysis, Salomon Smith Barney assumed that such synergies would be 75% to 100% realized and calculated accretion/dilution for each increment of 5 percentage points between 75% and 100%. Based on such estimates and assumptions, Salomon Smith Barney calculated a range of 19% to 12% earnings dilution in 1998, 10% to 23% earnings accretion in 1998, and 35% to 54% earnings accretion in 2000 for Kollmorgen shareholders as a result of the Proposed Combination. In performing this analysis Salomon Smith Barney assumed that in connection with the Proposed Combination Kollmorgen would incur $220 million of bank debt at 8.0% interest per annum, $15 million in transaction fees, a cash restructuring charge in each of 1998 and 1999 equal to 35% of the assumed synergies and that Kollmorgen's 8.75% convertible debentures would not be refinanced.

GENERAL

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Salomon Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. Salomon Smith Barney did not quantify the effect of each factor upon its valuation. In its analyses, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, some of which are beyond the control of Pacific Scientific and Kollmorgen. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. No company or transaction used in the above analyses as a comparison is directly comparable to Pacific Scientific or Kollmorgen or the Proposed Combination. The analyses performed were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, to the holders of Kollmorgen Common Stock of the consideration proposed to be paid by Kollmorgen in the Proposed Combination, in connection with the delivery of Salomon Smith Barney's opinion. Such consideration was determined by Kollmorgen. Because such analyses are inherently subject to uncertainty, none of Kollmorgen, Salomon Smith Barney or any other person assumes responsibility if future events do not conform to judgments reflected in the opinion of Salomon Smith Barney.

ENGAGEMENT OF SALOMON SMITH BARNEY

    Salomon Smith Barney was retained by Kollmorgen based on its experience and expertise as financial advisor in connection with mergers and acquisitions. Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes.

    As compensation for its services in connection with the Proposed Combination, including services as Dealer Manager in connection with the Offer, Salomon Smith Barney will receive fees of (i) $350,000 payable by Kollmorgen following an agreement to effect the Proposed Combination or similar transaction or a public announcement regarding the Proposed Combination or similar transaction and (ii) $2,700,000 payable by Kollmorgen upon consummation of the Proposed Combination or similar transaction. In addition, Salomon Smith Barney is entitled to reimbursement for the fees and disbursements of Salomon Smith Barney's counsel and all of Salomon Smith Barney's reasonable travel and other out-of-pocket expenses, as well as indemnification from certain liabilities. Kollmorgen has also given Salomon Smith Barney various rights of first refusal respecting certain related financial transactions as well as the right to 10% of certain proceeds received by Kollmorgen from the sale of Pacific Scientific stock in the event the Proposed Combination is not consummated. In addition, Salomon Smith Barney and its affiliate Salomon Brothers Holding Company Inc have committed to arrange loans and participate as a lender in Kollmorgen's financing of the Offer, respectively, for which Salomon Smith Barney and Salomon Brothers Holding Company Inc will receive customary compensation.

    Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc have been licensed to use the Salomon Smith Barney service mark.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Under current U.S. federal income tax provisions, shareholders of Kollmorgen will not be taxed as a result of the issuance of shares of Kollmorgen Common Stock in connection with the Proposed Combination or as a result of the completion of the Offer or the consummation of the Proposed Merger. The consideration to be received in the Offer and the Proposed Merger will be fully or partially taxable to Pacific Scientific shareholders with the result depending on whether these transactions qualify as a "reorganization" for U.S. federal income tax purposes under which the exchange of Pacific Scientific Common Stock for Kollmorgen Common Stock in the Proposed Merger would not be a taxable transaction. There can be no assurance at this time that the requirements for reorganization treatment will be satisfied and neither Kollmorgen nor Purchaser is under any obligation to undertake to qualify the Offer and the Proposed Merger as a reorganization. If, as matters develop, reorganization treatment is not certain, Kollmorgen may change the form of the Proposed Merger to ensure that the Proposed Merger is not taxable to Pacific Scientific, Kollmorgen or Purchaser.

ACCOUNTING TREATMENT

    The acquisition will be accounted for as a purchase. Under this method of accounting, assets and liabilities of Pacific Scientific will be adjusted to their estimated fair values and combined with the recorded values of the assets and liabilities of Kollmorgen. Applicable income tax effects of such adjustments will be included as a component of Kollmorgen's net deferred tax liability. Kollmorgen has not had access to Pacific Scientific's records in order to make a determination of the fair value of its assets and liabilities. For purposes of the pro forma information contained herein, the fair value of the assets acquired is estimated to be equivalent to the historical financial statement balances as of the date of acquisition. Allocation of the purchase price will be reevaluated upon completion of the acquisition and could result in significant changes to the valuations of assets (including goodwill) and liabilities.

FORM OF THE PROPOSED MERGER

    Subject to the terms and conditions of the Proposed Merger and in accordance with the California General Corporation Law and the Delaware General Corporation Law, Pacific Scientific will be merged with and into Purchaser. Purchaser will be the surviving corporation in the Proposed Merger, and will continue its corporate existence under Delaware law. Kollmorgen reserves the right to cause Purchaser to amend the Offer and/or the Proposed Merger (including amending the number of Pacific Scientific Common Shares to be purchased, the purchase prices therefor, the proposed merger consideration and the surviving entity in the Proposed Merger) at any time, including upon entering into a merger agreement with Pacific Scientific, or to negotiate a merger agreement with Pacific Scientific in connection with a merger not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Pacific Scientific Common Shares would, upon consummation of such merger, be converted into cash and Kollmorgen Common Stock in such amounts as are negotiated by Kollmorgen and Pacific Scientific; PROVIDED, HOWEVER, that Kollmorgen has no intention of reducing the consideration paid to Pacific Scientific shareholders below that being offered in the Offer and the Proposed Merger.

REGULATORY MATTERS

    Based upon its examination of publicly available information with respect to Pacific Scientific, neither Purchaser nor Kollmorgen is aware of any license or other regulatory permit that appears to be material to the business of Pacific Scientific and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer or consummation of the Proposed Merger. If any such material approval or other action is required, it is Purchaser's present intention to seek such approval or action. Kollmorgen and Purchaser do not currently intend, however, to delay the purchase of Pacific Scientific Common Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Pacific Scientific Common Shares if any of the conditions set forth in Section 14 of the Offer to Purchase shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Pacific Scientific, Purchaser or Kollmorgen or that certain parts of the businesses of Pacific Scientific, Purchaser or Kollmorgen might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken.

    ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer are subject to such requirements.

    Pursuant to the HSR Act, on December 15, 1997, Kollmorgen filed Premerger Notification and Report Forms in connection with the purchase of Pacific Scientific Common Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Pacific Scientific Common Shares pursuant to the Offer may not be consummated until the expiration of a 15 calendar day waiting period following the applicable filings by Kollmorgen. Accordingly, the waiting period under the HSR Act applicable to the purchase of Pacific Scientific Common Stock pursuant to the Offer will expire at 11:59 p.m., New York City time, on December 30, 1997, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the Antitrust Division or the FTC for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Kollmorgen has requested early termination of the waiting period applicable to the Offer.

    There can be no assurance, however, that the 15 calendar day HSR Act waiting period applicable to the Offer will be terminated early. If the Antitrust Division or the FTC were to request additional information or documentary material from Kollmorgen with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Kollmorgen with such request. Thereafter, the consummation of the Offer may only be prevented by a court order that extends the waiting period or by an injunction. Kollmorgen will not be permitted to purchase Pacific Scientific Common Shares pursuant to the Offer or engage in any other transaction that would result in Kollmorgen having beneficial ownership of $15 million or more of the outstanding voting securities of Pacific Scientific until expiration of the waiting period applicable to the Offer. If the acquisition of Pacific Scientific Common Shares is delayed as a result of a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act in connection with the acquisition of Pacific Scientific Common Shares pursuant to the Offer, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Pacific Scientific Common Shares will be deferred until 10 days after the request is substantially complied with by Kollmorgen, unless the extended period expires on or before the date when the initial 15 calendar day period would otherwise have expired, or unless the waiting period is terminated sooner by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. The Offer is conditioned upon the waiting period applicable under the HSR Act to the Offer having expired or been terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Pacific Scientific Common Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Pacific Scientific Common Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Pacific Scientific Common Shares pursuant to the Offer or seeking the divestiture of Pacific Scientific Common Shares purchased by Purchaser or the divestiture of substantial assets of Kollmorgen, Pacific Scientific or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Kollmorgen relating to the businesses in which Kollmorgen, Pacific Scientific and their respective subsidiaries are engaged, Kollmorgen and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, as to what the result would be.

    FOREIGN LAWS. According to publicly available information, Pacific Scientific also owns property and conducts businesses in a number of other jurisdictions. In connection with the acquisition of the Pacific Scientific Common Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Kollmorgen operations conducted in such countries and jurisdictions as a result of the acquisition of Pacific Scientific Common Shares pursuant to the Offer or the Proposed Merger.

APPRAISAL RIGHTS

    Under the New York Business Corporation Law, holders of Kollmorgen Common Stock are not entitled to dissenter's rights in connection with the Share Issuance Proposal or the Proposed Combination.

CERTAIN LITIGATION

    On December 15, 1997, Kollmorgen commenced litigation against Pacific Scientific and the Pacific Scientific Board in the United States District Court for the Central District of California seeking, among other things, an order (i) declaring that failure to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger for purposes of Article Fifth would constitute a breach of the Pacific Scientific Board's fiduciary duties to Pacific Scientific shareholders under California law, (ii) invalidating the Rights or compelling the Pacific Scientific Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) compelling the Pacific Scientific Board to approve the Offer and the Proposed Merger for purposes of Article Fifth and (iv) enjoining the Pacific Scientific Board from taking any actions to interfere with the Offer, the Consent Solicitation or the Proposed Merger.

                                 THE COMPANIES

KOLLMORGEN

    Kollmorgen believes it is one of the major worldwide manufacturers of high performance electronic motion control components and systems. Kollmorgen's products include brushless, permanent magnet motors and associated electronic servo amplifiers and controllers. Kollmorgen also manufacturers integrated electromechanical actuators, periscopes, as well as weapons control systems for ground vehicles and naval vessels. These products and systems are manufactured by Kollmorgen in the United States, France, Germany, Israel, India, Vietnam and the People's Republic of China, and are sold around the world by Kollmorgen's separate sales and marketing organizations for each of the commercial and industrial and aerospace and defense markets.

    Kollmorgen's commercial and industrial products are sold to original equipment manufacturers of machine tools, robotics, electronic, semi-conductor and automation equipment, packaging and textile machinery, medical instruments and equipment, office automation and computer peripherals.

    Kollmorgen's aerospace and defense products include components and systems for secondary flight controls, utility actuators, airborne power conversion equipment, radar pedestals, weapons directors, periscopes and missiles.

    A wholly owned subsidiary of Kollmorgen, Proto-Power Corporation, provides engineering services to domestic fossil and nuclear electric companies and independent power producers.

PURCHASER

    Purchaser, a wholly owned subsidiary of Kollmorgen, was formed in December 1997 by Kollmorgen solely for the purpose of effecting the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger.

PACIFIC SCIENTIFIC

    According to the Pacific Scientific Annual Report on Form 10-K for the year ended December 27, 1996 (the "Pacific Scientific 1996 Form 10-K"), Pacific Scientific manufactures and sells the products of two segments -- electrical equipment and safety equipment. The electrical equipment segment produces: electric motors and generators and related motion control devices such as controllers and drivers; electronic instruments for particle measurement; electromechanical and electronic controls for use mainly by electric utilities, including the controls for street and highway lighting and electronic ballasts for fluorescent lights. The safety equipment segment produces: fire detection and suppression equipment; personnel safety restraints; mechanical and electromechanical flight control components; and pyrotechnics. This segment also provides service for products already delivered to customers. These products are used mainly in commercial and military aircraft and vehicles, but are also used in a variety of other commercial and industrial applications.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    The Kollmorgen Common Stock and the Pacific Scientific Common Stock are listed and principally traded on the NYSE under the symbols "KOL" and "PSX", respectively. The following table sets forth the range of high and low sales prices for Kollmorgen Common Stock and for Pacific Scientific Common Stock on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid per share of Pacific Scientific Common Stock, together with the per share dividends paid by Pacific Scientific during the periods indicated.

MARKET PRICE DATA

                                                            KOLLMORGEN                 PACIFIC SCIENTIFIC
                                                           COMMON STOCK                   COMMON STOCK
                                                   ----------------------------   ----------------------------
                                                              (IN $)                         (IN $)
                                                     HIGH          LOW      DIV     HIGH          LOW      DIV
                                                   ---------    ---------   ---   ---------    ---------   ---
1997
  Fourth Quarter (through December 26)............   20 3/8       16 3/4    .02     23 15/16     13 1/2    .03
  Third Quarter...................................   19 5/16      14 3/4    .02     17 7/8       13 1/4    .03
  Second Quarter..................................   15 5/16      11 5/8    .02     14 5/8       11 1/8    .03
  First Quarter...................................   15 1/8       10 7/8    .02     14           11 1/8    .03
1996
  Fourth Quarter..................................   13 3/4       10 1/8    .02     12 3/4       10 1/4    .03
  Third Quarter...................................   14 3/4       10 1/2    .02     16 1/2       11        .03
  Second Quarter..................................   15 5/8       11 3/8    .02     22 3/8       15 1/4    .03
  First Quarter...................................   13 1/8        9 5/8    .02     24 7/8       18 3/4    .03
1995
  Fourth Quarter..................................   11 1/4        9        .02     27 3/8       19 1/2    .03
  Third Quarter...................................   12            8        .02     26 1/2       17 7/8    .03
  Second Quarter..................................    8 7/8        6 1/8    .02     21 3/4       14 1/8    .03
  First Quarter...................................    6 7/8        5 5/8    .02     24 1/8       16 1/2    .03

    On December 12, 1997, the last trading day before Kollmorgen publicly announced its intention to make the Offer and the last trading day prior to the date of this Proxy Statement, the closing price of Kollmorgen Common Stock was $16.88. On December 26, 1997, the last trading day prior to the mailing of this proxy statement, the closing price of Kollmorgen Common Stock was $17.88. Past price performance is not necessarily indicative of likely future price performance. Holders of Kollmorgen Common Stock are urged to obtain current market quotations for shares of Kollmorgen Common Stock.

    On December 12, 1997, the last trading day before Kollmorgen announced its intention to make the Offer and the last trading day prior to the date of this Proxy Statement, the closing price of Pacific Scientific Common Stock on the NYSE was $15.44. On December 26, 1997, the last trading day prior to the mailing of this proxy statement, the closing price of Pacific Scientific Common Stock was $23.56. Past price performance is not necessarily indicative of likely future price performance. Holders of Kollmorgen Common Stock are urged to obtain current market quotations for shares of Pacific Scientific Common Stock.

    Kollmorgen has historically paid dividends on Kollmorgen Common Stock and intends to continue paying regular cash dividends on Kollmorgen Common Stock prior to and after the consummation of the Proposed Combination. Holders of shares of Pacific Scientific Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Pacific Scientific Board. Kollmorgen has no information with respect to the Pacific Scientific Board's present intentions with respect to its policy of paying quarterly cash dividends.

    According to the Pacific Scientific 1996 Form 10-K, as of February 28, 1997, there were 1,428 holders of record of shares of Pacific Scientific Common Stock. As of December 26, 1997, there were approximately 1,900 holders of record of Kollmorgen Common Stock.

                            SELECTED FINANCIAL DATA

    The following table represents the selected historical statement of operations and balance sheet data of Kollmorgen. The financial data presented below as of and for each of the years in the period 1992 to 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants ("Coopers & Lybrand L.L.P.") and have been derived from Kollmorgen's Annual Reports on Form 10-K for the years ended December 31, 1996 and 1993. The financial data as of and for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of Kollmorgen in Kollmorgen's Quarterly Reports for each of the nine months ended September 30, 1996 and 1997. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments (except for the charge for acquired research and development, and the gain on sale of joint venture interest), necessary to present fairly the information set forth therein. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. Kollmorgen's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of Kollmorgen which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

    Kollmorgen reports quarterly and annual earnings results using methods required by generally accepted accounting principles. Kollmorgen prepares its financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31.

                SELECTED HISTORICAL FINANCIAL DATA OF KOLLMORGEN
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                      FISCAL YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                                (AUDITED)                                (UNAUDITED)
                                        ----------------------------------------------------------  ----------------------
                                           1992        1993        1994        1995        1996        1996        1997
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Net Sales.............................  $  194,859  $  185,538  $  191,771  $  228,655  $  230,424  $  169,658  $  163,054
Cost of Sales.........................     129,151     121,286     124,627     152,614     152,928     112,749     113,590
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Gross Profit..........................      65,708      64,252      67,144      76,041      77,496      56,909      49,464
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Selling and Marketing Expense.........      25,471      24,708      27,753      29,412      27,570      20,601      15,003
General and Administrative Expense....      23,425      21,973      21,491      22,435      24,348      18,256      17,412
Research and Development Expense......      10,645       9,338      10,843      13,178      12,143       9,024       7,249
Restructuring and Other Costs.........      10,000      --          --          --          --          --          --
Acquired Research and Development.....      --          --          --          --          --          --          11,391
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (Loss) Before Interest,
  Minority Interest and Taxes.........      (3,833)      8,233       7,057      11,016      13,435       9,028      (1,591)
Other (Income) Expense................       5,664       4,329       3,821       3,859       5,045       3,765       2,868
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (Loss) Before Minority Interest
  and Income Taxes....................      (9,497)      3,904       3,236       7,157       8,390       5,263      (4,459)
Minority Interest.....................      --          --          --          --             514         418         222
Income Tax Benefit (Provision)........         772         848         815      --          --          --          (1,978)

Joint Venture:
    Equity in Earnings................      --          --          --          --          --          --           1,430
    Gain on Sale of Investment, Net of
      Income Taxes....................      --          --          --          --          --          --          24,321
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Income (Loss).....................  $   (8,725) $    4,752  $    4,051  $    7,157  $    8,904  $    5,681  $   19,536
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net Income Available to Common
  Shareholders........................  $  (11,055) $    2,428  $    1,727  $    2,509  $    8,619  $    5,396  $   19,536
Earnings (Loss) per Common
  Share--Fully Diluted................  $    (1.14) $     0.25  $     0.18  $     0.26  $     0.86  $     0.54  $     1.87
Number of Shares Used in Calculating
  Earnings per Share..................       9,627       9,832       9,642       9,670      10,042      10,082      10,444

BALANCE SHEET DATA:
Total Assets..........................  $  149,568  $  134,008  $  138,201  $  147,474  $  141,330  $  138,965  $  142,144
Total Debt............................  $   56,170  $   53,524  $   53,991  $   49,808  $   65,541  $   69,194  $   44,775
Redeemable Preferred Stock(a).........  $   22,282  $   22,407  $   22,532  $   25,506  $   --      $   --      $   --

Cash Dividends........................  $     0.08  $     0.08  $     0.08  $     0.08  $     0.08  $     0.08  $     0.06
Common Stock Outstanding at Par
  Value...............................  $   26,861  $   26,875  $   26,891  $   26,904  $   26,914  $   26,912  $   26,919
Total Shareholders' Equity............  $    8,074  $    7,585  $    9,880  $   11,297  $   21,779  $   16,321  $   41,911

------------------------

(a) The Preferred Stock at December 31, 1995 is presented at its liquidation value of $22,750 plus the 10% premium of $2,756. (Refer to Kollmorgen's Annual Report on Form 10-K.)

                             See accompanying notes

             NOTES TO KOLLMORGEN SELECTED HISTORICAL FINANCIAL DATA

(1) Effective December 31, 1996, Kollmorgen combined its Macbeth division ("Macbeth") with the Color Control Systems business of Gretag AG and received 48% of the shares in the Swiss holding company which controls the two businesses (the "Joint Venture"). Accordingly, at December 31, 1996, and through the second quarter of 1997, the Macbeth division was not consolidated in Kollmorgen's financial statements, but instead Kollmorgen accounted for its interest in the Joint Venture using the equity method.

    Effective June 17, 1997, Kollmorgen agreed, pursuant to a firm underwriting agreement, to sell approximately 88% of its interest in the Joint Venture as part of an initial public offering on the Swiss stock exchange. On June 25, 1997, Kollmorgen sold approximately 88% of its interest in the Joint Venture, receiving approximately $38 million. Subsequently in August, 1997, Kollmorgen sold the remaining shares to the underwriter, receiving approximately $4.0 million in cash. Kollmorgen's financial statements reflect a gain in the second quarter of 1997 of approximately $24 million on the sale of its shares in the Joint Venture. The gain is net of $2 million in income taxes and utilization of net operating loss and other tax credit carryforwards.

    Refer to Note 2 of the 1996 financial statements contained in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996 for additional information.

(2) Effective April 2, 1997, Kollmorgen agreed to purchase all of the remaining shares of Servotronix Ltd. ("Servotronix") for cash of $6.4 million and through the issuance of 257,522 shares of Kollmorgen Common Stock. The shares not yet purchased are a liability of Kollmorgen in the amount of $1.8 million at September 30, 1997. Accordingly, Kollmorgen has accounted for the purchase of Servotronix as if 100% of the shares were purchased on April 2, 1997.

(3) Effective June 10, 1997, Kollmorgen entered into a binding agreement to purchase all of the shares of Fritz A. Seidel Elektro-Automatik GmbH ("Seidel"). Accordingly, Kollmorgen consolidated the balance sheet of Seidel as of June 30, 1997. Effective in the third quarter of 1997, the results of operations for Seidel are consolidated in Kollmorgen's financial statements.

(4) In connection with the acquisitions of Servotronix and Seidel, Kollmorgen has allocated the purchase price to the assets acquired, both tangible and intangible, and any excess of the purchase price over the assets acquired has been classified as goodwill. A portion of the purchase price has been allocated to in-process research and development for products which are not yet feasible and the value of the in-process research and development of $10.5 million was expensed as acquired research and development in the second quarter of 1997. Also included in acquired research and development was a charge of approximately $0.9 million for technology acquired unrelated to the Servotronix and Seidel acquisitions.

    The following table represents the selected historical statement of operations and balance sheet data of Pacific Scientific. The financial data presented below as of and for the fiscal year ended December 25, 1992, have been derived from the condensed consolidated statements of income, condensed consolidated balance sheets and other financial data of Pacific Scientific in Pacific Scientific's 1998 Annual Report to Shareholders. The financial data presented below as of and for the fiscal year ended December 31, 1993 have been derived from the audited consolidated financial statements of Pacific Scientific in Pacific Scientific's Annual Report on Form 10-K for the fiscal year ended December 29, 1995. The financial data presented below as of and for each of the fiscal years ended December 30, 1994, December 29, 1995 and December 27, 1996 have been derived from the audited consolidated financial statements of Pacific Scientific in Pacific Scientific's Annual Report on Form 10-K for the fiscal year ended December 27, 1996. The balance sheet data as of September 27, 1996 have been derived from the unaudited financial statements of Pacific Scientific in Pacific Scientific's Quarterly Report on Form 10-Q for the nine months ended September 27, 1996. The statement of operations data for the nine months ended September 27,

1996 and the financial data as of and for the nine months ended September 26, 1997 have been derived from the unaudited financial statements of Pacific Scientific in Pacific Scientific's Quarterly Report on Form 10-Q for the nine months ended September 26, 1997. The operating results for the nine months ended September 26, 1997 are not necessarily indicative of the results that may be expected for the year ending December 26, 1997. Pacific Scientific's selected historical financial data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements (and related notes) of Pacific Scientific which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

    Pacific Scientific reports quarterly and annual earnings results using methods required by generally accepted accounting principles. Pacific Scientific prepares its financial statements on the basis of a fiscal year beginning the day following the end of the prior fiscal year and ending on the last Friday in December.

            SELECTED HISTORICAL FINANCIAL DATA OF PACIFIC SCIENTIFIC
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             NINE MONTHS
                                                                  FISCAL YEAR ENDED(1)                          ENDED
                                                                        (AUDITED)                            (UNAUDITED)
                                                  -----------------------------------------------------  --------------------
                                                  DEC. 25,   DEC. 31,   DEC. 30,   DEC. 29,   DEC. 27,   SEPT. 27,  SEPT. 26,
                                                    1992       1993       1994       1995       1996       1996       1997
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:

Net Sales.......................................  $ 183,308  $ 206,609  $ 247,683  $ 284,812  $ 294,779  $ 217,114  $ 227,744
Costs and Expenses:
  Cost of Sales.................................    124,462    140,463    164,941    186,224    203,074    146,349    154,428
  Selling, Marketing, General and
    Administrative..............................     40,072     44,569     51,967     59,519     63,569     45,018     47,397
  Research and Development......................      9,487      9,911     11,793     15,750     15,974     10,955      9,880
  Cost of Solium Restructuring and Other
    Charges.....................................     --         --         --         --          7,500     --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating Income................................      9,287     11,666     18,982     23,319      4,662     14,792     16,039
Other Income/Expense/Net........................       (887)      (525)    (2,240)    (3,229)    (4,362)    (2,068)    (1,630)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income Before Income Taxes......................      8,400     11,141     16,742     20,090        300     12,724     14,409
Income Taxes....................................     (3,069)    (3,858)    (6,481)    (7,340)      (131)    (4,975)    (5,384)
Loss from Discontinued Operations...............     --         --         --         --         --         (8,725)   (13,563)
Cumulative Effect of Change in Accounting
  Principle.....................................     --          1,060     --         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss)...............................  $   5,331  $   8,343  $  10,261  $  12,750  $     169  $    (976) $  (4,538)
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net Income (Loss) per Share (Fully Diluted).....  $    0.45  $    0.70  $    0.83  $    1.01  $    0.01  $   (0.08) $   (0.36)

BALANCE SHEET DATA(2):

Total Assets....................................  $ 141,614  $ 168,588  $ 180,635  $ 225,018  $ 229,490  $ 227,459  $ 220,800
Long-Term Debt..................................  $  29,206  $  44,840  $  42,936  $  63,719  $  83,108  $  83,379  $  70,187
Common Stock Outstanding at Par Value...........  $  11,664  $  11,780  $  11,922  $  12,071  $  12,195  $  12,171  $  12,382
Total Stockholders' Equity......................  $  73,332  $  81,977  $  92,773  $ 106,486  $ 106,810  $ 105,707  $ 102,865

------------------------

(1) Statements of Operations for the fiscal years presented do not include the operating results of Solium as a Discontinued Operation as this information was not publicly available (refer to Pacific Scientific Current Report on Form 8-K dated April 21, 1997).

(2) Balance Sheet data at September 27, 1996 and for the fiscal years presented do not include the Solium business as a Discontinued Operation as this information was not publicly available.

                       UNAUDITED PRO FORMA FINANCIAL DATA
                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              SEIDEL              SERVOTRONIX                    KOLLMORGEN
                                                        JANUARY 1, 1997 TO    JANUARY 1, 1997 TO                  PRO FORMA
                                           KOLLMORGEN      JUNE 9, 1997          APRIL 1, 1997       PRO FORMA    ADJUSTED
                                           HISTORICAL      HISTORICAL(A)         HISTORICAL(A)      ADJUSTMENTS  HISTORICAL
                                           -----------  -------------------  ---------------------  -----------  -----------
Revenues.................................   $ 163,054        $   9,591             $     543                      $ 173,188
Cost of Revenues.........................     113,590            6,622                   329                        120,541
                                           -----------          ------                 -----                     -----------
Gross Margin.............................      49,464            2,969                   214                         52,647
Operating Expenses:
    Sales, Marketing, General and
      Administrative.....................      32,131            1,734                    95                         33,960
    Research and Development.............       7,249              334                   125                          7,708
    Acquired Research and Development....      11,391           --                    --             $ (11,391)(b)     --
    Amortization of Goodwill.............         284           --                    --                   242(c)        526
                                           -----------          ------                 -----        -----------  -----------
Operating Income (Loss)..................      (1,591)             901                    (6)           11,149       10,453
Other Income (Expense), Net..............      (2,646)             (32)                    6               816(d)     (1,856)
                                           -----------          ------                 -----        -----------  -----------
Income (Loss) Before Taxes...............      (4,237)             869                --                11,965        8,597
Provision for Income Taxes...............      (1,978)          --                    --                  (335)(e)     (3,095)
                                                                                                          (782)(e)
                                           -----------          ------                 -----        -----------  -----------
Net Income (Loss) from
  Continuing Operations Before Investment
    in Joint Venture.....................      (6,215)             869                --                10,848        5,502
Joint Venture:
    Equity in Earnings...................       1,430           --                    --                (1,430)(d)     --
    Gain on Sale of Investment, Net of
      Taxes..............................      24,321           --                    --               (24,321)(d)     --
                                           -----------          ------                 -----        -----------  -----------
Net Income...............................   $  19,536        $     869             $  --             $ (14,903)   $   5,502
                                           -----------          ------                 -----        -----------  -----------
                                           -----------          ------                 -----        -----------  -----------
Net Income per Share--
  Fully Diluted..........................   $    1.87           --                    --                          $    0.53
Weighted Average Number of Common
  Shares Outstanding.....................      10,444           --                    --                             10,444

------------------------------
Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      KOLLMORGEN'S                             KOLLMORGEN
                                                                         MACBETH       FRENCH                   PRO FORMA
                            KOLLMORGEN      SEIDEL      SERVOTRONIX     DIVISION     INSTRUMENT    PRO FORMA    ADJUSTED
                            HISTORICAL   HISTORICAL(A) HISTORICAL(A)  HISTORICAL(F)   GROUP(G)    ADJUSTMENTS  HISTORICAL
                            -----------  ------------  -------------  -------------  -----------  -----------  -----------
Revenues..................   $ 230,424    $   19,179     $   2,566     $   (32,104)   $    (932)                $ 219,133
Cost of Revenues..........     152,928        13,346         1,307         (15,819)        (848)                  150,914
                            -----------  ------------       ------    -------------  -----------               -----------
Gross Margin..............      77,496         5,833         1,259         (16,285)         (84)                   68,219
Operating Expenses:
  Sales, Marketing,
    General and
    Administrative........      51,918         4,107           365         (10,027)        (822)                   45,541
  Research and
    Development...........      12,143           822           813          (2,744)        (364)                   10,670
  Amortization of
    Goodwill..............      --            --            --             --            --        $     701(c)        701
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
Operating Income (Loss)...      13,435           904            81          (3,514)       1,102         (701)      11,307
Other Income (Expense),
  Net.....................      (4,531)         (133)          (81)            120       --            1,593(d)     (3,032)
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
Income (Loss) Before
  Taxes...................       8,904           771        --              (3,394)       1,102          892        8,275
Provision for Income
  Taxes...................      --            --            --             --            --             (478)(e)     (2,317)
                                                                                                      (1,839)(e)
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
Net Income (Loss).........       8,904           771        --              (3,394)       1,102       (1,425)       5,958
Preferred Dividends.......        (285)       --            --             --            --                          (285)
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
Income Available to Common
  Shareholders............   $   8,619    $      771     $      --     $    (3,394)   $   1,102    $  (1,425)   $   5,673
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
                            -----------  ------------       ------    -------------  -----------  -----------  -----------
Net Income per Share--
  Fully Diluted...........   $    0.86        --            --             --            --                     $    0.56
Weighted Average Number of
  Common Shares
  Outstanding.............      10,042        --            --             --            --                        10,042

------------------------

Note: The accompanying notes are an integral part of these pro forma adjusted historical consolidated financial statements.

                                   KOLLMORGEN
              NOTES TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    On April 2, 1997, Kollmorgen acquired Servotronix, a developer and manufacturer of motion control technology that is headquartered in Israel. On June 10, 1997, Kollmorgen acquired Seidel, a developer and manufacturer of motion control technology that is headquartered in Germany. Both acquisitions were accounted for as purchases and together, resulted in an in-process research and development charge of $11,391 in 1997.

    The pro forma adjusted historical consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the acquisitions by Kollmorgen of Seidel and Servotronix, and the disposal of Macbeth had occurred at January 1, 1996.

    The pro forma adjusted historical consolidated statements of operations are intended for information purposes and are not necessarily indicative of actual results had the transactions occurred as of the dates indicated above, nor do they purport to indicate the future results of operations.

    These pro forma adjusted historical consolidated statements of operations should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Current Report on Form 8-K filed January 31, 1997 and Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997. The pro forma adjusted historical consolidated statements of operations do not give effect to any potential cost savings and synergies that could result from the Servotronix and Seidel acquisitions.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA ADJUSTED HISTORICAL CONSOLIDATED STATEMENTS OF OPERATIONS

    (a) These columns represent the unaudited historical results of operations of Seidel and Servotronix for the period prior to Kollmorgen's acquisition. Upon acquisition these operations became part of Kollmorgen's historical financial statements.

    (b) This adjustment eliminates the charge for acquired in-process research and development costs recognized principally upon the acquisition of Seidel and Servotronix. Since these amounts are not continuing expenditures of Kollmorgen, they are deducted from the historical consolidated statement of operations to arrive at the Kollmorgen pro forma adjusted historical financial statements.

    (c) These adjustments reflect the goodwill amortization for the periods, assuming both acquisitions occurred at January 1, 1996. This goodwill resulting from the acquisitions of Seidel and Servotronix of $10,509 which reflects the aggregate excess purchase price over the fair value of net assets acquired and in-process research and development. Goodwill attributable to these acquisitions is being amortized over 15 years. For purposes of allocating the acquisition costs among the various assets acquired, the carrying value of the acquired assets approximated their fair value, with all the excess of such acquisition costs being attributed to in-process acquired research and development and goodwill. It is Kollmorgen's intention to continue to evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. All material intercorporate transactions were eliminated.

    (d) Effective December 31, 1996, Kollmorgen contributed its Macbeth business to a joint venture for a 48% interest. The investment was accounted for under the equity method. In the second quarter of 1997,

Kollmorgen sold its interest in the joint venture for a gain of $24,321, which has been eliminated as a pro forma adjustment. The $1,430 adjustment represents the elimination of Kollmorgen's proportionate earnings of the joint venture from the beginning of the period through the time of the sale. Kollmorgen used a portion of the proceeds from the sale of its interest in the joint venture to repay the outstanding balance of the $25 million term loan. Accordingly, interest expense related to this debt of $816 and $1,593, has been excluded from these pro forma statements of operations for the nine months ended September 30, 1997 and the nine months ended December 31, 1996, respectively.

    (e) These adjustments represent (i) the estimated income tax effect of the pro forma adjustments at the blended statutory rates of 36% and 28% for 1997 and 1996, respectively, and (ii) an increase in income tax provision that would have resulted from the full utilization of net operating loss carryforwards had the gain on sale of investment in Macbeth occurred at January 1, 1996.

    (f) This column represents the historical results of operations of Macbeth for the period prior to December 31, 1996, the effective date of Kollmorgen's contribution of that business to a joint venture at which point those operations were accounted for on the equity method of Kollmorgen's historical financial statements.

    (g) In March 1996, Kollmorgen sold a portion of its instrumentation business located in France for its book value. This column represents the elimination of the results of this business for 1996.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        KOLLMORGEN
                                                         PRO FORMA       PACIFIC
                                                         ADJUSTED      SCIENTIFIC      PRO FORMA
                                                        HISTORICAL    HISTORICAL(A)   ADJUSTMENTS   PRO FORMA
                                                        -----------  ---------------  -----------  -----------
Revenues..............................................   $ 173,188     $   227,744                  $ 400,932
Cost of Revenues......................................     120,541         154,428                    274,969
                                                        -----------  ---------------               -----------
Gross Margin..........................................      52,647          73,316                    125,963
Operating Expenses:
  Sales, Marketing, General and Administrative........      33,960          47,397                     81,357
  Research and Development............................       7,708           9,880                     17,588
  Amortization of Goodwill............................         526         --          $   8,537(b)      9,063
                                                        -----------  ---------------  -----------  -----------
Operating Income......................................      10,453          16,039        (8,537)      17,955
Other Income (Expense), Net...........................      (1,856)         (1,630)       (8,838)(c)    (12,967)
                                                                                            (643)(c)
                                                        -----------  ---------------  -----------  -----------
Income Before Taxes...................................       8,597          14,409       (18,018)       4,988
Provision for Income Taxes............................      (3,095)         (5,384)        3,792(d)     (4,686)
                                                        -----------  ---------------  -----------  -----------
Net Income from Continuing Operations.................   $   5,502     $     9,025     $ (14,226)   $     302
                                                        -----------  ---------------  -----------  -----------
                                                        -----------  ---------------  -----------  -----------
Net Income per Share from Continuing Operations --
  Fully Diluted.......................................   $    0.53     $      0.73                  $    0.02
Weighted Average Number of Common Shares
  Outstanding.........................................      10,444          12,443       (12,443)(e)     18,226
                                                                                           7,782(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
       PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           KOLLMORGEN
                                                            PRO FORMA       PACIFIC
                                                            ADJUSTED      SCIENTIFIC      PRO FORMA
                                                           HISTORICAL    HISTORICAL(F)   ADJUSTMENTS   PRO FORMA
                                                           -----------  ---------------  -----------  -----------
Revenues.................................................   $ 219,133     $   294,779                  $ 513,912
Cost of Revenues.........................................     150,914         203,074                    353,988
                                                           -----------  ---------------               -----------
Gross Margin.............................................      68,219          91,705                    159,924
Operating Expenses:
  Sales, Marketing, General and Administrative...........      45,541          63,569                    109,110
  Research and Development...............................      10,670          15,974                     26,644
  Cost of Solium Restructuring and Other.................      --               7,500                      7,500
  Amortization of Goodwill...............................         701         --             11,383(b)     12,084
                                                           -----------  ---------------  -----------  -----------
Operating Income.........................................      11,307           4,662       (11,383)       4,586
Other Income (Expense), Net..............................      (3,032)         (4,362)      (11,785)(c)    (20,036)
                                                                                               (857)(c)
                                                           -----------  ---------------  -----------  -----------
Income (Loss) Before Taxes...............................       8,275             300       (24,025)     (15,450)
Benefit (Provision) for Income Taxes.....................      (2,317)           (131)        5,057(d)      2,609
                                                           -----------  ---------------  -----------  -----------
Net Income (Loss)........................................       5,958             169       (18,968)     (12,841)
Preferred Dividends......................................        (285)        --             --             (285)
                                                           -----------  ---------------  -----------  -----------
Income Available to Common Shareholders..................       5,673             169       (18,968)     (13,126)
                                                           -----------  ---------------               -----------
                                                           -----------  ---------------  -----------  -----------
                                                                                         -----------
Net Income (Loss) per Share -- Fully Diluted.............   $    0.56     $      0.01                  $   (0.74)
Weighted Average Number of Common Shares Outstanding.....      10,042          12,457       (12,457)(e)     17,824
                                                                                              7,782(e)

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
            PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                          PACIFIC       PRO FORMA
                                                         KOLLMORGEN     SCIENTIFIC     ADJUSTMENTS   PRO FORMA
                                                         -----------  ---------------  -----------  -----------
ASSETS
Current Assets:
  Cash and Cash Equivalents............................   $  17,881     $     3,174                  $  21,055
  Accounts Receivable, Net.............................      41,367          51,078                     92,445
  Inventories..........................................      25,486          54,611                     80,097
  Deferred Income Taxes................................                       9,986                      9,986
  Other Current Assets.................................       6,385           6,946                     13,331
                                                         -----------  ---------------               -----------
  Total Current Assets.................................      91,119         125,795                    216,914
Property and Equipment, Net............................      26,006          49,411                     75,417
Note Receivable........................................      --               8,700                      8,700
Investment in Joint Venture............................      14,483         --                          14,483
Other Assets, Net......................................      10,536          36,894     $   6,000(c)     53,430
Goodwill, Net..........................................      --             --            170,744(g)    170,744
                                                         -----------  ---------------  -----------  -----------
Total Assets...........................................   $ 142,144     $   220,800     $ 176,744    $ 539,688
                                                         -----------  ---------------  -----------  -----------
                                                         -----------  ---------------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities.............   $  49,759     $    22,874                  $  72,633
  Other Current Liabilities............................      13,153          13,908                     27,061
  Reserve for Discontinued Solium Operation............      --               4,593                      4,593
                                                         -----------  ---------------               -----------
  Total Current Liabilities............................      62,912          41,375                    104,287
Long-Term Obligations..................................      37,249          76,560     $ 147,309(c)    261,118
Minority Interest......................................          72         --             --               72
                                                         -----------  ---------------  -----------  -----------
Total Liabilities......................................     100,233         117,935       147,309      365,477
Stockholders' Equity...................................      41,911         102,865       132,300(h)    174,211
                                                                                         (102,865)(h)
                                                         -----------  ---------------  -----------  -----------
Total Liabilities and Stockholders' Equity.............   $ 142,144     $   220,800     $ 176,744    $ 539,688
                                                         -----------  ---------------  -----------  -----------
                                                         -----------  ---------------  -----------  -----------

------------------------

Note: The accompanying notes are an integral part of these pro forma combined condensed consolidated financial statements.

                                   KOLLMORGEN
               NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                                  (UNAUDITED)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

A. PRO FORMA BASIS OF PRESENTATION AND ADJUSTMENTS

    The pro forma combined condensed consolidated financial statements are prepared assuming that Kollmorgen has merged with Pacific Scientific, a manufacturer of high-performance rotating electrical equipment, including motors, generators and alternators. The Proposed Combination will be effected through the exchange of approximately 7,782,000 shares of common stock of Kollmorgen and cash of $132,309, resulting in a total estimated purchase price, including other costs of approximately $15,000, of approximately $279,609. The shares of Kollmorgen common stock are assumed to be issued at a value of $17.00 per share, which reflects the closing price of the Company's common stock as of December 10, 1997. This share price differs from the December 12, 1997 share price of $16.88 referred to elsewhere in this Proxy Statement. Application in these pro forma statements of the $16.88 per share value would not materially impact the pro forma values presented herein. The ultimate number of shares issued to acquire Pacific Scientific will be in the range of approximately 7,007,880 to 8,569,043 shares, dependent upon the 20-day average closing price of Kollmorgen Common Stock five days prior to closing. Kollmorgen has ascribed no value to Pacific Scientific's preferred stock purchase rights which will be acquired in the Proposed Combination. A change in the number of shares issued upon final consummation of the proposed transaction from the amounts assumed above would effect the pro forma net income per share for the periods presented. The transaction will be accounted for as a purchase.

    The pro forma combined condensed consolidated balance sheet includes the financial statements of Kollmorgen and Pacific Scientific at September 30, 1997, as if the Proposed Combination had occurred on that date.

    The pro forma combined condensed consolidated statements of operations set forth the results of operations for the nine-month period ended September 30, 1997 and the year ended December 31, 1996, as if the Proposed Combination had occurred at January 1, 1996.

    The pro forma combined condensed consolidated financial statements are intended for information purposes and are not necessarily indicative of actual results had the Proposed Combination occurred as of the dates indicated above, nor do they purport to indicate the future consolidated financial position or future results of operations of the combined entity. Pacific Scientific's historical financial data was derived from Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1996, and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997. For Kollmorgen's pro forma adjusted historical financial data, see "Pro Forma Adjusted Historical Consolidated Statement of Operations" for the nine months ended September 30, 1997 and the year ended December 31, 1996 presented elsewhere herein. These combined condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in Kollmorgen's Annual Report on Form 10-K for the year ended December 31, 1996, Kollmorgen's Form 10-Q for the nine-month period ended September 30, 1997, Pacific Scientific's Annual Report on Form 10-K for the year ended December 27, 1997 and Pacific Scientific's Form 10-Q for the nine-month period ended September 26, 1997.

B. PRO FORMA ADJUSTMENTS TO PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    (a) Pacific Scientific's statement of operations as presented on Form 10-Q for the nine months ended September 26, 1997, reflects a Loss from Discontinued Operations of $13,563, Net Loss of $4,358, Loss per share on Discontinued Operations of $1.09 and Net Loss per share of $0.36. This pro forma statement reflects only results from continuing operations.

    (b) These pro forma adjustments reflect the amortization of goodwill assumed to be generated in the Proposed Combination over the estimated useful life of fifteen years on a straight-line basis. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and incomplete technology is subject to final determination of their respective fair values. A determination of the fair value of incomplete technology, if any, is subject to a detailed analysis of the tangible and intangible assets related to in-process research and development on new products of Pacific Scientific. The value assigned to in-process research and development could result in a material charge to operations at consummation of the transaction and a corresponding reduction in the amounts to be amortized. There were no intercorporate transactions that required elimination.

    (c) The pro forma combined condensed consolidated balance sheet reflects Kollmorgen's securing a credit facility consisting of a $175,000 term loan and a $125,000 revolving credit facility (the "Loan") as if the issuance occurred on September 30, 1997. The term loan is payable over seven years. The Loan accrues interest at a rate of LIBOR plus 2%. At the date of the Proposed Combination, this interest rate is estimated to be 8%. The pro forma combined condensed consolidated statements of operations include the interest expense associated with the Loan as if the issuance occurred at January 1, 1996 of $8,838 and $11,785 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. Under applicable pro forma rules, interest income associated with the proceeds from the Loan, which may partially offset the interest expense, is not included in the pro forma statements of operations. Estimated debt issuance costs of $6,000 for credit facility commitment fees have been included in other long-term assets and are being amortized over the term of the Loan. Amortization of debt issuance costs on the Loan for the nine months ended September 30, 1997 and the year ended December 31, 1996 are estimated to be $643 and $857, respectively.

    (d) This adjustment represents the estimated income tax effect of the pro forma adjustments using a combined U.S. federal and state statutory rate of 40% for both 1996 and the first nine months in 1997.

    (e) The pro forma adjustments reflect the exchange of Pacific Scientific's weighted average number of common shares outstanding of 12,443,000 and 12,457,000, for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively, and the issuance of Kollmorgen's common shares to be exchanged in the Proposed Combination of 7,782,000 assuming an exchange ratio of 1.2 shares of Kollmorgen Common Stock for one share of Pacific Scientific Common Stock for those shares outstanding as of September 26, 1997 not exchanged for cash.

    (f) The Pacific Scientific historical financial statements for 1996 included in these pro forma combined condensed consolidated financial statements include the results of operations of Pacific Scientific's Solium business, which was discontinued in 1997. Had the pro forma financial statements been adjusted to exclude the Solium business, net sales would have decreased by $2,416, and pre-tax income would have increased by $14,541.

    (g) The pro forma adjustment reflects the excess purchase price over the fair value of net assets assumed to be acquired of $170,744. Estimated transaction related costs of $9,000 for investment banker fees, accounting and legal fees, and other various deal costs have been included in the determination of goodwill. For purposes of these pro forma financial statements, the fair value of the assets acquired is estimated to be equivalent to the historical financial statement balance as of the date of acquisition. The ultimate allocation of the purchase price to the net assets acquired, goodwill, other intangible assets, liabilities assumed and a charge for incomplete technology is subject to final determination of their respective fair values.

    (h) The pro forma combined condensed consolidated balance sheet reflects an increase for the value of 7,782 common shares at $17.00 per share assumed to be issued by Kollmorgen in the Proposed Merger to Pacific Scientific shareholders of $132,300, and an elimination of the net equity of Pacific Scientific of $102,865.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Kollmorgen's directors, executive officers and persons who beneficially own more than 10 percent of Kollmorgen's stock to file certain reports with the Commission and the NYSE concerning their beneficial ownership of Kollmorgen's equity securities. Applicable Commission regulations also require such persons to furnish Kollmorgen with copies of all such reports. Based solely on a review of the copies of such reports furnished to Kollmorgen as of the date of this Proxy Statement, or written representations that no reports were required, Kollmorgen believes that, during 1997, all filing requirements applicable to its directors, officers and greater than 10 percent shareholders were satisfied, except that Mr. Argov and Mr. Henkel were untimely in the filing of one Form 4 each under the Exchange Act disclosing an acquisition of non-qualified stock options in Kollmorgen Common Stock.

                BENEFICIAL OWNERSHIP OF KOLLMORGEN COMMON STOCK

FIVE PERCENT SHAREHOLDERS

    The following table sets forth certain information, as of December 9, 1997, with respect to all persons known to Kollmorgen to be the beneficial owners of more than 5% of any class of shares of the capital stock of Kollmorgen.

                                                                                AMOUNT AND NATURE
NAME AND ADDRESS                                                                  OF BENEFICIAL     PERCENTAGE
OF BENEFICIAL OWNER                                           TITLE OF CLASS        OWNERSHIP        OF CLASS
-----------------------------------------------------------  -----------------  ------------------  -----------

The "Gabelli Group" consisting of:                                Common Stock       2,131,273(1)           21%

Gamco Investors, Inc.

Gabelli Funds, Inc.

Gabelli Performance Partnership

Gabelli International Limited

Gabelli Securities, Inc.

Gabelli & Company, Inc.

Mario J. Gabelli
  c/o The Gabelli Group, Inc.
  One Corporate Center
  Rye, NY 10580

Alpine Associates                                                 Common Stock         501,100(2)            5%
  100 Union Avenue
  Cresskill, NJ 07626

------------------------

(1) According to a Schedule 13D (Amendment No. 25) dated September 2, 1997, the Gabelli Group reported that the number of shares of Kollmorgen Common Stock beneficially owned by the Gabelli Group includes shares of Kollmorgen Common Stock receivable by the Gabelli Group if they were to convert all of Kollmorgen's 8 3/4% Convertible Subordinated Debentures Due 2009 (the "Debentures") beneficially owned by them. According to the Gabelli Group's
    Schedule 13D, as amended, each member of the Gabelli Group has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Kollmorgen Common Stock or Debentures reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except as specifically set forth on such
    Schedule 13D.

(2) According to a Schedule 13D dated May 22, 1996, Alpine Associates, a limited partnership, reported that it beneficially owns 501,100 shares of Kollmorgen Common Stock. It is also reported that it has the sole power to vote and dispose of such shares of Kollmorgen Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth, as of December 9, 1997, the shares of Kollmorgen Common Stock (the only class outstanding) beneficially owned by each nominee, director and executive officer, and all nominees, directors and executive officers of Kollmorgen as a group:

                                                                                     SHARE OF    PERCENTAGE
NAME OF BENEFICIAL OWNER                                     TITLE                   OWNERSHIP    OF CLASS
--------------------------------------------  ------------------------------------  -----------  -----------
Gideon Argov(1).............................  President and Chief Executive
                                              Officer, Director                        306,000         3.06%
Robert J. Cobuzzi(1)........................  Senior Vice President, Treasurer and
                                              Chief Financial Officer                  133,500         1.13%
Daniel F. Desmond(1)........................  Vice President                            26,000            *
James A. Eder(1)............................  Vice President, Secretary and
                                              General Counsel                           52,433            *
Jerald G. Fishman(2)........................  Director                                  11,716            *
Herbert L. Henkel...........................  Director                                   3,730            *
Keith D. Jones(1)...........................  Controller and Chief Accounting
                                              Officer                                    5,700            *
James H. Kasschau(2)........................  Director                                  42,717            *
J. Douglas Maxwell, Jr.(2)..................  Director                                  61,092            *
Robert N. Parker(2).........................  Director                                  15,176            *
Mark E. Petty(1)............................  Vice President                            55,000            *
Geoffrey S. Rehnert(2)......................  Director                                  23,696            *
George P. Stephan(2)........................  Director                                  64,247            *
All directors and executive officers of
  Kollmorgen, as a group....................                                           801,007(  (2)       8.00%

------------------------

(1) Reflects the number of shares that could be purchased by the exercise of options available as of December 9, 1997, or within 60 days thereafter under Kollmorgen's stock option plans. Accordingly, these numbers are inclusive of
    (i) 285,000 shares of Kollmorgen Common Stock which Mr. Argov has the right to acquire under the Kollmorgen 1991 Long Term Incentive Plan ("LTIP"); (ii) 128,000 shares of Kollmorgen Common Stock which Mr. Cobuzzi has the right to acquire under the LTIP and Kollmorgen 1982 Stock Option Plan ("1982 Plan");
    (iii) 26,000 shares of Kollmorgen Common Stock which Mr. Desmond has the right to acquire under the LTIP; (iv) 52,000 shares of Kollmorgen Common Stock which Mr. Eder has the right to acquire under the 1982 Plan and the LTIP; (v) 4,600 shares of Kollmorgen Common Stock which Mr. Jones has the right to acquire under the LTIP; and (vi) 55,000 shares of Kollmorgen Common Stock which Mr. Petty has the right to acquire under the LTIP.

(2) Inclusive of 9,500, 16,500, 16,500, 11,500, 12,500 and 14,000 shares of
    Kollmorgen Common Stock which Messrs. Fishman, Kasschau, Maxwell, Parker, Rehnert and Stephan, respectively, have the present right to acquire upon the exercise of non-qualified stock options granted under the Director Stock Ownership Plan.

*   Less than 1%.

                                    EXPERTS

    The consolidated financial statements of Kollmorgen incorporated by reference in Kollmorgen's 1996 Form 10-K have been audited by Coopers & Lybrand L.L.P., as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Coopers & Lybrand L.L.P. will be present at the Special Meeting and will be given an opportunity to make a statement if they desire to do so. They will be available to respond to questions of shareholders.

                          FUTURE SHAREHOLDER PROPOSALS

    In accordance with the rules of the Commission, shareholder proposals intended to be presented at the 1998 annual meeting of Kollmorgen shareholders were to have been received by the Secretary of Kollmorgen no later than December 8, 1997 for inclusion in the proxy materials for such meeting. Proposals intended to be presented at the 1999 annual meeting of Kollmorgen shareholders must be received by the Secretary of Kollmorgen no later than December 14, 1998 for inclusion in the proxy materials for such meeting.

    Pursuant to the Amended and Restated Bylaws of Kollmorgen adopted by the Board on December 8, 1997, a shareholder intending to propose business to be brought before an annual or special meeting of Kollmorgen shareholders must give written notice to the Secretary of Kollmorgen, such notice to be received at the principal executive offices of Kollmorgen not more than 120 days nor less than 90 days before such meeting.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows Kollmorgen to "incorporate by reference" information into this Proxy Statement, which means that Kollmorgen can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that Kollmorgen and Pacific Scientific have previously filed with the Commission. These documents contain important information about Kollmorgen and Pacific Scientific and their finances.

KOLLMORGEN COMMISSION FILINGS
(FILE NO. 1-5562)                                         PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Fiscal year ended December 31, 1996

Annual Report on Form 10-K/A                              Fiscal year ended December 31, 1996

Quarterly Report on Form 10-Q                             Quarterly period ended March 31, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended June 30, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended September 30, 1997

Proxy Statement                                           Dated April 4, 1997

Current Reports on Form 8-K                               Dated December 15, 1997, August 18, 1997, January 31,
                                                          1997 and January 27, 1997

The Description of Kollmorgen Common Stock contained in   Filed on September 25, 1967
  the Registration Statement on Form S-1 (No. 2-27327)

KOLLMORGEN COMMISSION FILINGS
(FILE NO. 1-5562)                                         PERIOD
--------------------------------------------------------  --------------------------------------------------------
Registration Statement on Form 8-A                        Filed on March 14, 1978 (and any amendment or report
                                                          filed thereafter for the purpose of updating the
                                                          description of Kollmorgen Common Stock)

PACIFIC SCIENTIFIC COMMISSION FILINGS
(FILE NO. 1-7744)                                         PERIOD
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Fiscal year ended December 27, 1996

Quarterly Report on Form 10-Q                             Quarterly period ended March 28, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended June 27, 1997

Quarterly Report on Form 10-Q                             Quarterly period ended September 26, 1997

Proxy Statement                                           Dated March 14, 1997

Current Report on Form 8-K                                Dated April 9, 1997

    All documents and reports filed by Kollmorgen or Pacific Scientific with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date the Offer is terminated or the vote on the Proposed Merger is completed shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE TO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF KOLLMORGEN COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, ON WRITTEN OR ORAL REQUEST, TO KOLLMORGEN CORPORATION, 1601 TRAPELO ROAD, WALTHAM, MASSACHUSETTS 02154, ATTENTION: SECRETARY, OR BY TELEPHONE AT
(781) 890-5655.

                                          By Order of the Board of Directors,

                                                 [SIGNATURE]

                                          James A. Eder

                                          SECRETARY

                                                                     ANNEX I

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                                                            December 26, 1997



Board of Directors
Kollmorgen Corporation
Reservoir Place
1601 Trapelo Road
Waltham, Massachusetts 02154

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the common stock of Kollmorgen Corporation (the "Company"), of the consideration proposed to be paid by the Company in connection with the proposed acquisition (the "Proposed Acquisition") by the Company of Pacific Scientific Company ("PSC") pursuant to the Offer (as defined below) and the Proposed Merger (as defined below).

    As more specifically set forth in the Consent Solicitation Statement/Preliminary Prospectus (the "Preliminary Prospectus") of the Company, dated December 15, 1997, and the Offer to Purchase (the "Offer to Purchase") of Torque Corporation ("Purchaser"), a wholly-owned subsidiary of the Company, dated December 15, 1997, on December 15, 1997, Purchaser commenced a tender offer (the "Offer") for a majority of the shares of the issued and outstanding common stock, $1.00 par value, of PSC (the "PSC Common Stock"), including the associated preferred stock purchase rights (the "Rights," and together with shares of PSC Common Stock, the "PSC Shares") issued pursuant to the Shareholder Protection Agreement, dated as of November 7, 1988, as amended, between PSC and Manufacturers Hanover Trust Company, at a price of $20.50 per PSC Share, net to the seller in cash. In conjunction with the Offer, the Company will seek to negotiate a merger agreement with PSC pursuant to which PSC would, as soon as practicable following the consummation of the Offer, consummate a merger or similar business combination with the Company, Purchaser or another direct or indirect wholly-owned subsidiary of the Company (the "Proposed Merger"). At the effective time of the Proposed Merger, each PSC Share then outstanding (other than PSC Shares held by PSC or any wholly-owned subsidiary of PSC and other than PSC Shares held by the Company, Purchaser or any other direct or indirect subsidiary of the Company would be converted into the right to receive shares of common stock, $2.50 par value, of the Company (the "Company Common Stock"), with a market value of "20.50 per share, on terms and subject to the limitations described below. The exact number of shares of Company Common Stock into which each PSC Share will be converted (the "Exchange Ratio") will be determined by dividing $20.50 by the average, over the 20 consecutive trading days ending 5 days prior to the meeting of the holders of PSC Shares called for the purpose of voting on the Proposed Merger, of the daily sales volume weighted average of the high and low per share sales price of Company Common Stock. In the

-----------------------------------------------------------------------------
                Salomon Brothers Inc & Worldwide Affiliates
-----------------------------------------------------------------------------

                                                                   ----------
                                                                      Logo
                                                                   ----------

event that such average during such period is less than $15.19 or greater than $18.56, the Exchange Ratio will be fixed at 1.350 shares of Company Common Stock or 1.104 shares of Company Common Stock, respectively, per PSC Share.

    In connection with rendering our opinion, we have review and analyzed, among other things, the following: (i)the Preliminary Prospectus; (ii) the Offer to Purchase; (iii)certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1997, respectively; (iv) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company, prepared by the Company's management and furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for, Company Common Stock; (vi) certain publicly available information concerning PSC, including the Annual Reports on Form 10-K of PSC for each of the years in the three year period ended December 27, 1996 and Quarterly Reports on Form 10-Q of PSC for the quarters ended March 28, June 27 and September 26, 1997, respectively; (vii) certain other information, primarily financial in nature, including projections, concerning the business and operations of PSC, that was prepared by the Company's management with PSC's business and the electrical and safety equipment industry, and furnished to us by the Company for purposes of our analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, PSC Common Stock; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or PSC and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company to discuss the foregoing as well as other matters relevant to our inquiry. We note that we have not had access to any internal or non-public information, financial or otherwise, concerning the business and operations of PSC; nor have we relied solely on information furnished to us by the Company. As you are aware, we are not lawyers, nor are we experts with respect to legal matters, and we have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations of any potential liability to PSC or the Company arising out of such litigation.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the properties or facilities of the Company or PSC. We have assumed that the Offer and Proposed Merger will be consummated on a timely basis and on terms and conditions that do not differ materially from the terms and conditions contained in the Offer to Purchase and Preliminary Prospectus. With respect to projections concerning the Company (including projections intended to reflect the effects of the Proposed Acquisition), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company (with and without giving effect to the Proposed Acquisition), and we express no view with respect to

                                                                   ----------
                                                                      Logo
                                                                   ----------

such projections or the assumptions on which they were based. With respect to the projections concerning PSC, although we consulted with the Company's management in the preparation of those projections, for purposes of this opinion we have assumed that they have been reasonably prepared on bases reflecting the best judgments of the management of the company as to the future financial performance of PSC and we have assumed that such projections will be realized, and we express no view with respect to such projections or the assumptions or information on which they were based.

    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(I) the historical and current financial position and results of operations of the Company and PSC; (ii) the business prospects of the Company and PSC;
(iii) the historical and current market for Company Common Stock and PSC Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company and PSC; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We also have taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, to the holders of Company Common Stock, of the consideration to be paid by the Company in the Proposed Acquisition and does not address the Company's underlying business decision to effect the Proposed Acquisition or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the issuance of Company Common Stock in connection with the Proposed Merger. Nor does this opinion constitute an opinion as to the price at which the Company's stock will trade upon the public announcement or the consummation of the Proposed Acquisition.

    As you are aware, Salomon Brothers Inc. doing business as Salomon Smith Barney ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Proposed Acquisition and will act as Dealer Manager in connection with the Offer, and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Proposed Acquisition. In addition, Salomon Smith Barney and its affiliate, Salomon Brothers Holding Company Inc., are expected to arrange loans and participate as a lender, respectively, in connection with the company's financing of the Offer, for which Salomon Smith Barney and Salomon Brothers Holding Company Inc. will receive customary fees. In the ordinary course of business, Salomon Smith Barney may actively trade the securities of the Company and PSC for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we previously have rendered certain investment banking and financial advisory services to the Company.

                                                                   ----------
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                                                                   ----------

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Company in connection with the Proposed Acquisition is fair, from a financial point of view, to the holders of the Company Common Stock.

                          Very truly yours,



                          /s/SALOMON SMITH BARNEY

                             KOLLMORGEN CORPORATION

             Proxy Solicited on Behalf of the Board of Directors of Kollmorgen Corporation for the Special Meeting, January 28, 1998

    The undersigned hereby constitutes and appoints GIDEON ARGOV, ROBERT J. COBUZZI, JAMES A. EDER, and each or any of them, with full power to act with or without the others and with full power of substitution, as his or her true and lawful agents and proxies ("Proxies") to represent the undersigned at the Special Meeting of Shareholders of Kollmorgen Corporation to be held at Bank Boston, N.A., 100 Federal Street, Boston, Massachusetts, at 10:00 a.m. on January 28, 1998, and at any adjournments or postponements thereof, and authorizes said Proxies to vote all shares of Kollmorgen shown on the other side of this card with all the powers the undersigned would possess if personally present thereat.

    You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote to approve the Share Issuance Proposal. The Proxies cannot vote your shares unless you sign and return this card.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark votes

/X/ as in this example.

       APPROVAL OF THE SHARE ISSUANCE PROPOSAL (AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT)

                  FOR / /           AGAINST / /           ABSTAIN / /

                                                 / /   MARK HERE FOR ADDRESS
                                                   CHANGE AND NOTE AT LEFT.

                                                 / /   MARK HERE IF YOU PLAN TO
                                                   ATTEND THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

                                              Please sign exactly as your name
                                              appears herein. When signing as
                                              attorney, administrator, executor,
                                              guardian or trustee, please give
                                              your full title as such. If a
                                              corporation, please sign by
                                              president or other authorized
                                              officer and indicate title. If
                                              shares are registered in the names
                                              of joint tenants or trustees, each
                                              tenant or trustee is required to
                                              sign.

                                              Signature: ____    Date: _________

                                              Signature: ____    Date: _________